EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SAFENET, INC.

AND

AUTHENTEC, INC.

Dated as of February 26, 2010

(continued)

4.14	Labor	33
4.15	Litigation	33
4.16	Compliance with Laws; Permits	33
4.17	Financial Advisors	34
4.18	Certain Payments	34
4.19	Affiliate Transactions	34
4.20	Insurance	35
4.21	Product Warranty	35
4.22	Customers, Resellers and Suppliers	36
4.23	Bank Accounts	36
4.24	Investment Representations	36
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER	37
5.1	Organization and Good Standing	37
5.2	Authorization of Agreements	37
5.3	Conflicts; Consents of Third Parties	37
5.4	Litigation	38
5.5	Financial Advisors	38
5.6	Financing	38
5.7	Condition of the Business	38
5.8	Capitalization of Buyer	38
5.9	SEC Reports; Financial Statements	39
5.10	Material Changes	39
5.11	Listing Requirements	39
ARTICLE VI	COVENANTS	40
6.1	Confidentiality	40
6.2	Further Assurances	40
6.3	Public Announcements	42
6.4	Disclosure Schedule	42
6.5	Litigation Support	42
6.6	Maintenance of Books and Records	43
6.7	Discharge of Business Obligations	43

(continued)

6.8	Payments Received	43
6.9	Securities Laws Matters	44
6.10	Lock-Up Agreement	44
6.11	Proportional Voting	44
6.12	Name Change of OEM Subs	44
6.13	Exclusive Dealer Agreement	45
ARTICLE VII	TAX MATTERS	45
7.1	Tax Representations	45
7.2	Tax Cooperation and Other Tax Matters	47
7.3	Indemnification for Taxes	48
ARTICLE VIII	EMPLOYEES	48
8.1	Employee Benefit Representations	48
8.2	The Company’s Employee Benefit Plans	50
8.3	Employee Matters	50
ARTICLE IX	INDEMNIFICATION	52
9.1	Survival of Representations, Warranties and Covenants	52
9.2	Indemnification by the Company	52
9.3	Indemnification by Buyer	53
9.4	Claim Procedures	53
9.5	Limitations on Indemnification Obligations	54
9.6	Additional Indemnification Provisions	55
9.7	Exclusive Remedy	56
9.8	Adjustment to Purchase Price	56
ARTICLE X	MISCELLANEOUS	56
10.1	Buyer Review	56
10.2	Expenses	57
10.3	Specific Performance	57
10.4	Further Assurances	57
10.5	Submission to Jurisdiction; Consent to Service of Process	57
10.6	Entire Agreement; Amendments and Waivers	57
10.7	Governing Law	58

(continued)

10.8	Notices	58
10.9	Severability	59
10.10	Binding Effect; Assignment.	59
10.11	Counterparts	59
10.12	Time of Essence	59
10.13	No Third Party Beneficiaries	59
10.14	Civil Law Notary	60
10.15	Interpretive Matters	60

(continued)

Exhibits

A	Individuals constituting Knowledge

B	Bill of Sale

C-1	Buyer Assignment and Assumption Agreement

C-2	OEM Assignment and Assumption Agreement

D	Business IP Licensing Agreement

E	SafeNet Mark Licensing Agreement

F	Sentinel Licensing Agreement

G	Transition Services Agreement

H	Company Restrictive Covenant Agreement

I	Buyer Restrictive Covenant Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 26, 2010 (the “Agreement”), by and between SafeNet, Inc., a Delaware corporation (the “Company”), as the seller, and AuthenTec, Inc., a Delaware corporation, as the buyer (the “Buyer”).  Certain capitalized terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the OEM Subsidiaries (as defined below) and the Company are engaged in the Business, and the Company and Company Group provide certain assets and employees that are used in the operation of the business; and

WHEREAS, Buyer desires to purchase from the Company, and the Company desires to sell to Buyer, substantially all of the assets primarily related to the Business, including all of the outstanding shares of capital stock of SafeNet, B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, whose corporate seat is at Vught, with trade register number 17130198 (the “Dutch Sub”), and SFNT Finland Oy, a corporation organized under the laws of the Republic of Finland (the “Finnish Sub” and together with the Dutch Sub, the “OEM Subsidiaries”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:

“Accountants” shall have the meaning set forth in Section 3.2(c).

“Accounts Receivable” shall mean all (i) accounts receivable of the Business, determined in accordance with GAAP, but excluding any accounts receivable in respect to which the Company or a member of the Company Group is the account debtor and (ii) accounts receivable of the Company for silicon chips.  As a matter of clarification, “Accounts Receivable” specifically includes receivables that would qualify as accounts receivable as determined in accordance with GAAP but for the fact that invoices have not been sent.  Further, as a matter of clarification, “Accounts Receivable” does not include accounts receivable of the OEM Subsidiaries in respect to which the Company or a member of the Company Group is the account debtor.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 4.19(a).

“Agreement” shall have the meaning set forth in the preamble.

“Allocation Schedule” shall have the meaning set forth in Section 3.1(b).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Balance Sheet” shall have the meaning set forth in Section 4.7(a).

“Balance Sheet Date” shall have the meaning set forth in Section 4.7(a).

“Bill of Sale” shall have the meaning set forth in Section 3.5(c).

“Business” shall mean (a) all the business activities and operations of the OEM Subsidiaries worldwide, and (b) the business activities and operations of the Company and the Company Group primarily related thereto including, without limitation, design, development, marketing, sale, distribution, service and support of the following: (i) the silicon IP business, as generally defined by the following products: SafeXcel silicon IP engines and cores, as well as their associated drivers, driver development kits, and SDKs; (ii) the toolkit business, as generally defined by the following products: Quicksec (including any VPN clients based on Quicksec, other than SoftRemote, HARemote and their derivatives) and SafeZone; and (iii) the client and server product business for digital rights management of digital content consisting of the DRM Fusion and SafeBSF products (collectively, the “Products”).  Consistent with this definition of “Business,” the Products, include, without limitation, those products identified in Section 1.1 of the Disclosure Schedule.

“Business Day” shall mean any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized to close.

“Business Employees” shall have the meaning set forth in Section 4.13.

“Business Intellectual Property” shall mean the (i) the Business Owned IP, and (ii) the Business Licensed IP.

“Business IP Licensing Agreement” shall have the meaning set forth in Section 3.5(e).

“Business Licensed IP” shall have the meaning set forth in Section 4.11(c).

“Business Owned IP” shall have the meaning set forth in Section 4.11(b).

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.5(d).

“Buyer Capital Stock” shall have the meaning set forth in Section 5.9.

“Buyer Common Stock” shall have the meaning set forth in Section 3.1(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Buyer Preferred Stock” shall have the meaning set forth in Section 5.9.

“Buyer Restrictive Covenant Agreement” shall have the meaning set forth in Section 3.5(k).

“Buyer Transaction Documents” shall have the meaning set forth in Section 5.2.

“Cap” shall have the meaning set forth in Section 9.5(a).

“Cash Consideration” shall have the meaning set forth in Section 3.1(a).

“Civil Law Notary” shall mean the civil law notary Frits Oldenburg or another civil law notary of NautaDutilh, or any of their deputies.

“Closing” shall have the meaning set forth in Section 3.3.

“Closing Adjustment” shall have the meaning set forth in Section 3.2(d).

“Closing Date” shall have the meaning set forth in Section 3.3.

“Closing Date Statement” shall have the meaning set forth in Section 3.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral Agreements” shall mean the Bill of Sale, the Buyer Assignment and Assumption Agreement, the OEM Assignment and Assumption Agreement, the Business IP Licensing Agreement, the SafeNet Mark Licensing Agreement, the Sentinel Licensing Agreement, the Transition Services Agreement, the Company Restrictive Covenant Agreement, and the Buyer Restrictive Covenant Agreement.

“Company” shall have the meaning set forth in the preamble.

“Company Group” shall mean SafeNet UK Limited, SafeNet Technologies B.V., SafeNet Asia Limited, Nihon SafeNet KK, DMDsecure.com B.V., SafeNet (BVI) Co., Ltd., SafeNet China Ltd., SafeNet Norway AS and SafeNet India Private Limited.

“Company Property” and “Company Properties” shall have the meaning(s) set forth in Section 4.10.

“Company Restrictive Covenant Agreement” shall have the meaning set forth in Section 3.5(j).

“Company Source Code” shall have the meaning set forth in Section 4.11(l).

“Company Transaction Documents” shall have the meaning set forth in Section 4.2(a).

“Confidential Information” shall mean any and all data and information (i) of which the receiving party became aware as a consequence of its business dealings with the owner of such data and information, (ii) which has value to the owner of such data and information and is not generally known by its competitors, and (iii) which is treated by the owner of such data and information as proprietary and confidential.  Notwithstanding the foregoing, all information shall be deemed to be proprietary and treated as confidential if it (A) has been reduced to writing and marked clearly and conspicuously with a legend identifying its proprietary or confidential nature, or (B) is such other information which the parties agree in writing is confidential and a trade secret.  Confidential Information shall not include: (a) any information that is known by the receiving party prior to its disclosure by the owner of such data or information (excepting however the Company’s, the Company Group’s or any of their controlled Affiliates’ knowledge due to prior ownership of Confidential Information sold to Buyer hereunder), or (b) any information that is generally available to the public in the form in which it is disclosed at the time of disclosure or is thereafter available to the public in such form through no fault of the receiving party, (c) any data or information that is received by the receiving party from a third party not under any obligation of confidentiality through no fault of the receiving party, and/or (d) any information that is independently created or developed by the receiving party (excepting however any creation or development by the Company, the Company Group or any controlled Affiliate of the Company prior to the Closing Date).

“Contract” shall mean any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license, whether oral or written.

“Covered Individual” shall have the meaning set forth in Section 8.3(c).

“Current Assets” shall mean the sum of Accounts Receivable (including for this purpose any Accounts Receivable that is collected from the Closing Date through February 28, 2010 to the extent the proceeds thereof are paid to Buyer or any of its subsidiaries), Prepaid Items and other current assets of the Business (to the extent transferred to Buyer or held by the OEM Subsidiaries and specifically including cash of the OEM Subsidiaries and excluding cash of the Company and its Subsidiaries other than the OEM Subsidiaries), in each case net of reserves, but specifically excluding (i) combined deferred cost of goods sold accruals for license, royalty and NRE, (ii) any intercompany accounts receivable between the OEM Subsidiaries on the one hand and the Company, the Company Group and/or their controlled Affiliates on the other hand, all determined in accordance with GAAP consistent with past practice, and (iii) 40% of the Accounts Receivable for silicon chips.  As a matter of clarification, the amount of “Current Assets” for purposes of Section 3.2 will include 60% of the amount of Accounts Receivable for silicon chips and exclude 40% of the amount of Accounts Receivable for silicon chips.

“Debt” of any Person shall mean all obligations of such Person (a) for borrowed money (including principal, accrued but unpaid interest, prepayment premiums or penalties and expenses), (b) evidenced by notes, bonds, debentures or similar instruments, (c) under or relating to letters of credit (including any obligation to reimburse the issuer thereof with respect to amounts drawn on such instruments), (d) to pay any accrued dividends or distributions (or dividends or distributions that have otherwise been declared and not yet paid) or to redeem any securities or rights, (e) under any lease of any property, which, in accordance with GAAP, is required to be accounted for as a capital lease on the consolidated balance sheet of such Person and (f) in respect of the obligations described in clauses (a) through (e) above, (i) any guarantee of the payment or performance of, or any Liability in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or joint venture of any other Person.

“Deductible” shall have the meaning set forth in Section 9.5(b).

“Deed of Transfer” shall mean the notarial deed of transfer of all the outstanding shares in the capital stock of the Dutch Sub.

“Distribution Products” shall have the meaning set forth in Section 6.13.

“Domain Names” shall mean the internet web sites, web pages, Uniform Resource Locators (URLs) and/or domain names owned, licensed, used or held for use by the Business or one or more of the Subsidiaries, that are listed or described on Section 4.11(a) of the Disclosure Schedule, and all registrations, applications, renewals and all intellectual property primarily used in connection with or otherwise related to the foregoing, including all versions of such web sites.

“Dutch Sub” shall have the meaning set forth in the recitals.

“Earn Out Payment” shall have the meaning set forth in Section 3.7(a).

“Earn Out Period” shall have the meaning set forth in Section 3.7(a).

“Earn Out Ratio” shall mean the quotient of (i) the Gross Revenue for the Earn Out Period divided by (ii) the Gross Revenue Target multiplied by 100.  The Earn Out Ratio shall be calculated to six decimal places and shall be subject to standard rounding provisions.

“Employee Benefit Plan” shall mean collectively, with respect to Transferred Employees, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, retention, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination, retention, change of control, or other similar employee benefit plan, program, arrangement, agreement or policy for the benefit of any current or former employee, director, or independent contractor of the Business who is or was primarily providing services in the United States that is adopted, maintained, or contributed to by the Company or any Affiliate of the Company (including any OEM Subsidiary) or under which the Company or any Affiliate of the Company (including any OEM Subsidiary) has any obligation or liability, contingent or otherwise, or under which any individual has any present or future right to benefits.  For the avoidance of doubt, the term Employee Benefit Plan shall (i) include any plan, benefit, agreement or arrangement whether or not such Employee Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement or consulting agreement, or (E) written or oral and (ii) exclude any Foreign Plan.

“Equipment” shall mean (i) all furniture, fixtures, vehicles, furnishings and office equipment and supplies, (ii) all computers, computer support equipment and software, telephone and communication systems and security systems, and (iii) all other miscellaneous supplies and other incidental tangible personal property.

“Equity Consideration” shall have the meaning set forth in Section 3.1(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other entity which, together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Evaluation Date” shall have the meaning set forth in Section 5.11.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Claim” shall have the meaning set forth in Section 9.5(b).

“Excluded Liabilities” shall mean any liabilities of the OEM Subsidiaries, the Company or the Company Group that are not expressly identified as an Assumed Liability.  For the avoidance of doubt, any liabilities of the OEM Subsidiaries (other than Assumed Liabilities) arising out of the operation of the Business or the ownership of the Purchased Assets before the Closing shall be deemed to be Excluded Liabilities for purposes of Article IX.

“Excluded Matter” shall mean any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general, (ii) the effect of any change that generally affects the industry in which the Business operates, (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (iv) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Business, (v) the effect of any changes in applicable Laws or accounting rules, (vi) the failure of the Business to meet any of the Company’s internal projections (but not any matter underlying such failure to the extent such other matter would otherwise constitute a Material Adverse Effect), or (vii) any effect resulting from the public announcement of this Agreement, compliance by the parties with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that any such matter set forth above in clauses (i), (ii), (iii) and (v) does not have a materially disproportionate effect on the Business.

“Final Closing Date Statement” shall mean the statement of the Current Assets and of the Total Liabilities as of the Closing Date, as finally determined pursuant to Section 3.2.

“Finnish Sub” shall have the meaning set forth in the recitals.

“Foreign Plan” shall mean collectively, with respect to Transferred Employees, each pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy for the benefit of any current or former employee, director, or independent contractor of the Business who is or was primarily providing services outside the United States (A) to which the Company or any of its Affiliates (including any OEM Subsidiary) contributes, is obligated to contribute to, is a party to or is otherwise bound, or with which to the Company or any of its Affiliates (including any OEM Subsidiary) has any present or future liability, contingent or otherwise, and (B) that is subject to the laws of a jurisdiction outside the United States.

“GAAP” shall mean generally accepted United States accounting principles as of the date hereof.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any court, agency, instrumentality or authority thereof.

“Gross Revenue” shall mean (a) all revenues recognized, consistent with the past practices of the Business (excluding any deferred revenue as of February 28, 2010) under (i) any Contracts that are Purchased Assets, (ii) any Contracts to which any OEM Subsidiary is a party as of the Closing Date and (iii) any Contracts relating to the Business entered into by Buyer, any OEM Subsidiary or any of their other Affiliates after the Closing Date, and (b) all revenues recognized, consistent with the past practices of the Company, with respect to sales of silicon chips.

“Gross Revenue Determination Date” shall have the meaning set forth in Section 3.7(d).

“Gross Revenue Objection” shall have the meaning set forth in Section 3.7(d).

“Gross Revenue Statement” shall have the meaning set forth in Section 3.7(b).

“Gross Revenue Target” shall mean the sum of (i) $20,000,000 minus (ii) the Gross Revenue for the two months ended February 28, 2010 minus (iii) the amount of deferred revenue as of February 28, 2010.

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Indemnity Notice” shall have the meaning set forth in Section 9.4(a).

“Intellectual Property” shall mean any and/or all of the following in the United States and/or any other jurisdiction in the world, and all rights in or relating thereto: (a) all trademarks, service marks, certification marks, trade names, corporate names and fictitious names, business and product names, trade dress, logos, Uniform Resource Locators (URLs) and internet domain names, together with all translations, adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing, and all applications to register, registrations and renewals directed to or in connection with any of the foregoing; (b) all works of authorship and copyright rights related thereto, and all applications to register, registrations and renewals directed to or in connection with any of the foregoing, and all other rights, including, but not limited to, moral rights, corresponding thereto; (c) all patents and patent applications, and all reissues, divisions, renewals, extensions, continuations, continuations-in-part, requests for continued examinations, continued prosecution applications, and reexaminations thereof and all inventions, whether or not patentable or reduced to practice; (d) all industrial designs and industrial models, and any registrations and applications therefor; (e) all mask works, integrated circuit topography, and any applications to register and registrations therefor; (f) trade secrets, technical and confidential information (including designs, plans, charts, specifications, formulas, processes, methods, shop rights, know-how, show-how, and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable, or registerable) related to the Business, (g) computer software and hardware programs and systems, source code, object code, middleware, know-how, show-how, processes, formula, specifications and designs, data bases, and documentation; and (h) any and all other intellectual property or other proprietary rights or information.

“Inventory” shall mean all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the Business consistent with past practices, including all disks, tapes and documentation containing or relating to the Products.

“IRS” shall mean the Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” shall mean, with respect to the Company or Buyer, as applicable, the actual knowledge of the persons set forth in Exhibit A, in each case after due inquiry.

“Law” shall mean any applicable foreign, federal, state or local law, including principles of common law, statutes, codes, ordinances, rules or regulations.

“Legal Proceeding” shall mean any judicial, administrative or other actions, arbitration, suits or proceedings (public or private) or investigations by or before a Governmental Body or private adjudication service.

“Lien” shall mean any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Lock-Up Shares” shall have the meaning set forth in Section 6.10.

“Lock-Up Period” shall have the meaning set forth in Section 6.10.

“Loss” and “Losses” shall have the meaning(s) set forth in Section 9.2(a).

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Business or (ii) the ability of the Company and the Company Group to consummate the transactions contemplated by this Agreement, in each case other than an effect resulting from an Excluded Matter.

“Material Contracts” shall have the meaning set forth in Section 4.12.

“Misidentified Excluded Asset” shall have the meaning set forth in Section 6.2(b).

“Misidentified Purchased Asset” shall have the meaning set forth in Section 6.2(b).

“OEM Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.5(d).

“OEM Subsidiaries” shall have the meaning set forth in the recitals.

“Old Coverage” shall have the meaning set forth in Section 8.3(c).

“Open Source Software” shall have the meaning set forth in Section 4.11(m).

“Order” shall mean any consent, order, injunction, judgment, decree, ruling, award, stipulation, writ or assessment of a Governmental Body of competent jurisdiction, or any settlement.

“Permitted Exceptions” shall mean (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use Laws, and (iv) title of a lessor under a capital or operating lease.

“Permits” shall have the meaning set forth in Section 4.16(b).

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Tax Period” shall mean any Tax period (or portion thereof) commencing on or after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the day before the Closing Date.

“Prepaid Items” shall mean all credits, prepaid expenses (except for property and liability insurance), deferred charges, advance payments, security deposits and prepaid items related to the Business, in each case determined in accordance with GAAP.

“Products” shall have the meaning set forth in the definition of Business.

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“R&E Statements” shall have the meaning set forth in Section 4.7(a).

“Real Property Lease” shall have the meaning set forth in Section 4.10.

“Receiving Plan” shall have the meaning set forth in Section 8.3(f).

“Remaining Employees” shall have the meaning set forth in Section 8.3(g).

“Representatives” shall mean any officer, director, principal, shareholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“SafeNet Mark Licensing Agreement” shall have the meaning set forth in Section 3.5(f).

“SEC Reports” shall have the meaning set forth in Section 5.10.

“Securities Act” shall have the meaning set forth in Section 4.24(a).

“Sentinel Licensing Agreement” shall have the meaning set forth in Section 3.5(g).

“Subsidiaries” shall mean any entity owned and controlled by the Company, either directly, or indirectly through one or more other subsidiaries of the Company.

“Tax” shall mean (i) all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any Governmental Body including any federal, state, provincial, municipal, local or foreign taxing authority, including income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes and any similar charges in the nature of a tax including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person, and (iii) any liability for the payment of any amounts of the type described in (i) of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, municipal, local or foreign Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third Party Claim” shall have the meaning set forth in Section 9.4(b).

“Total Liabilities” shall mean the sum of the Assumed Liabilities that are required to be included on a balance sheet prepared in accordance with GAAP consistent with the past practices of the Business and any Debt of the OEM Subsidiaries that remains outstanding on the Closing Date, but specifically excluding (i) combined deferred revenue accruals for license, royalty and NRE, (ii) any intercompany accounts payable between the OEM Subsidiaries on the one hand and the Company, the Company Group and/or their controlled Affiliates on the other hand, (iii) accounts payable or deposits at the OEM Subsidiaries due to a non-Business customer and (iv) accrued accounting fees of the OEM Subsidiaries, all determined in accordance with GAAP consistent with past practice.

“Transferred Employees” shall have the meaning set forth in Section 8.3(a).

“Transition Services Agreement” shall have the meaning set forth in Section 3.5(i).

“Voting Buyer Debt” shall have the meaning set forth in Section 5.9.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS
AND ASSUMPTION OF ASSUMED LIABILITIES

2.1           Sale and Purchase of Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall purchase from the Company and the members of the Company Group all right, title and interest in and to the Purchased Assets, and the Company shall, and shall cause the members of the Company Group that own Purchased Assets to sell, transfer, assign and convey to Buyer, all right, title and interest in, to and under the assets, properties and other rights (excluding the Excluded Assets) owned, leased, licensed or used by the Company or the Company Group primarily in the operation of the Business on the Closing Date consisting of the following (the “Purchased Assets”), in each case free and clear of Liens, other than Permitted Exceptions:

(a)             all Accounts Receivable listed on the Final Closing Date Statement;

(b)             all Prepaid Items listed on the Final Closing Date Statement;

(c)             all of the rights of the Company and the Company Group arising under the Contracts listed on Section 2.1(c) of the Disclosure Schedule and all unfilled purchase and sale orders to the extent relating to the Business;

(d)             all of the ownership or leasehold rights, as the case may be, in the Equipment listed on Section 2.1(d) of the Disclosure Schedule;

(e)             all of the outstanding shares of capital stock of the Dutch Sub;

(f)             all of the Business Intellectual Property that is listed on Section 2.1(f) of the Disclosure Schedule, including, without limitation, all copies of source code used primarily in the Products and a machine readable copy of source code used both in the Products and by the Company or the Company Group in other products;

(g)             all of the written or electronic books, records and information of the Company and the Company Group relating primarily to the Business (including, without limitation, all documentation, databases, downloads, product descriptions, vulnerability alerts, interoperability testing, general technical data, partner extranets, customer lists, customer files and other written accounts related primarily to the Business maintained by the Company or the Company Group);

(h)             all of the Company’s and the Company Group’s permits, franchises and licenses relating primarily to the Business, to the extent such permits, franchises and licenses are transferable under Law;

(i)             all of the Company’s and the Company’s Groups claims, claims in action, causes of action and judgments relating primarily to the Business;

(j)             all guarantees, warranties, indemnities and similar rights in favor of the Company and the Company Group to the extent primarily related to the Business or any of the Purchased Assets, except to the extent any of the foregoing relate to an Excluded Asset or Excluded Liability;

(k)             all telephone and facsimile numbers and post office boxes, listed on Section 2.1(k) of the Disclosure Schedule;

(l)             all Domain Names that are listed on Section 2.1(l) of the Disclosure Schedule;

(m)             all of the Company’s goodwill and going concern value to the extent relating to the Business;

(n)             all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property that are primarily used in the Business (i) at the Company’s facilities in (A) Amsterdam, the Netherlands, (B) Vught, the Netherlands, and (C) Helsinki, Finland or (ii) primarily used by the Transferred Employees; and

(o)             any other assets not listed above that are set forth on the Final Closing Date Statement.

2.2           Excluded Assets. Notwithstanding anything to the contrary herein, the Purchased Assets shall not include the following assets, properties and other rights of the Company or the Company Group (collectively, the “Excluded Assets”), which Excluded Assets shall not be sold or transferred to Buyer and shall be retained by the Company or the Company Group:

(a)             subject to the SafeNet Mark License Agreement, all rights in and to the trademark “SafeNet” and the name “SafeNet”;

(b)             all cash, cash equivalents, short term investments and bank accounts;

(c)             all claims and rights against third parties (including Tax refunds and claims against insurance carriers), to the extent they relate to Excluded Liabilities;

(d)             all rights which accrue or will accrue to the Company under this Agreement;

(e)             all assets, properties and other rights, if any, listed on Section 2.2(e) of the Disclosure Schedule;

(f)             except as set forth in Sections 2.3(b) and (c), all assets associated with any Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any Affiliate of the Company or under which the Company or any Affiliate has any present or future liability, contingent or otherwise; and

(g)             all other assets of the Company and its controlled Affiliates (other than the OEM Subsidiaries) that are not specifically listed in Sections 2.1(a) through 2.1(q) and are not used primarily in the Business.

2.3           Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor and discharge promptly as they become due the following liabilities, obligations and commitments of the Company and the Company Group (collectively, the “Assumed Liabilities”):

(a)             all accounts payable listed on the Final Closing Date Statement;

(b)             all accrued salaries, wages, bonuses, sales commissions, vacation pay, paid time off and payroll taxes with respect to the Transferred Employees listed on the Final Closing Date Statement;

(c)             all salaries, wages, bonuses, sales commissions, vacation pay, paid time off, payroll taxes liabilities, severance obligations, and other liabilities, obligations and commitments with respect to the Transferred Employees arising after the Closing Date;

(d)             all obligations of the Business to customers after the Closing Date in respect to unfilled purchase and sale orders, but not including any liability, obligation or commitment of the Company, the OEM Subsidiaries or the Company Group for any breach thereof by the Company, the OEM Subsidiaries or the Company Group or a predecessor-in-interest occurring prior to the Closing Date;

(e)             all liabilities, obligations and commitments incurred in the operation of the Business after the Closing Date, and all liabilities, obligations and commitments arising out of the Contracts included in the Purchased Assets, but not including any liability, obligation or commitment of the Company, the OEM Subsidiaries or the Company Group for any breach thereof by the Company, the OEM Subsidiaries or the Company Group or a predecessor-in-interest occurring prior to the Closing Date;

(f)             all liabilities, obligations and commitments to the customers of the Business under warranty agreements and similar arrangements with customers; and

(g)             all other liabilities, obligations and commitments to the extent reflected in, reserved against or otherwise described on the Final Closing Date Statement.

For the avoidance of doubt, with respect to the OEM Subsidiaries for purposes of this Agreement, the liabilities enumerated in paragraphs (a) – (g) shall be deemed to be Assumed Liabilities and any other liabilities, including those liabilities assigned to the Company and/or the Company Group by the OEM Subsidiaries under the OEM Assignment and Assumption Agreement, of the OEM Subsidiaries shall be deemed to be Excluded Liabilities.

2.4           Excluded Liabilities. Buyer shall not assume any liabilities, obligations or commitments of the Company or the Company Group other than the Assumed Liabilities, whether known or unknown, fixed or contingent, liquidated or unliquidated.

2.5           Non-assignable Assets. Notwithstanding anything to the contrary contained herein, to the extent the assignment of any Contract, permit, franchise or license included in the Purchased Assets shall require the consent of any third party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof.  Buyer acknowledges that the Company has not delivered copies of any Governmental Approvals and other consents prior to Closing.  The Company shall use its commercially reasonable efforts, and Buyer shall cooperate where appropriate, to obtain any such consent necessary to effect any such assignment.  The Company and Buyer shall share equally in any payments to third parties as may be required to effectuate the assignment of any Contract, permit, franchise or license included in the Purchased Assets up to $30,000 in the aggregate; provided, that any payments in excess of $30,000 shall be the responsibility of Buyer.  If any such consent is not obtained, then the Company shall, or shall cause the applicable member of the Company Group to, cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide the material economic benefits under any such Contract, permit, franchise or license, including enforcement of any and all rights of the Company or an applicable member of the Company Group against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise.

ARTICLE III

PURCHASE PRICE AND CLOSING

3.1           Purchase Price.

(a)             The aggregate purchase price to be paid for the Purchased Assets shall be equal to the sum of:

(i)           Eight Million Five Hundred Thousand Dollars ($8,500,000) payable in cash at Closing (the “Cash Consideration”) subject to adjustment as set forth in Section 3.2;

(ii)           One Million Two Hundred Eleven Thousand Four Hundred Eighty Two (1,211,482) shares of Common Stock of Buyer, $.01 par value per share (the “Buyer Common Stock”) (such number of shares of Buyer Common Stock, the “Equity Consideration”); and

(iii)           the Earn Out Payment, if any, provided for under Section 3.7 (along with the Cash Consideration and the Equity Consideration, collectively, the “Purchase Price”).

(b)             The Equity Consideration, the Cash Consideration and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the regulations thereunder as described on the Allocation Schedule (“Allocation Schedule”), which shall be delivered by Buyer to the Company within ten (10) business days after the Closing Date.  The Company has ten (10) business days to review such Allocation Schedule and if it does not deliver written notice to Buyer disagreeing with any items set forth on the Allocation Schedule, such revised Allocation Schedule shall be treated as final. If, however, the Company does so provide written notice to Buyer within the requisite time frame, the parties shall cooperate in good faith to resolve any disagreements.  Any indemnification payment treated as an adjustment to the Purchase Price shall be reflected as an adjustment to the amount set forth on the Allocation Schedule that is allocated to the specific asset, if any, giving rise to the adjustment, and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Purchased Assets acquired hereunder in accordance with Section 1060 of the Code and the regulations thereunder and consistent with the methodology of the original Allocation Schedule.  Any Earn Out Payment shall adjust the amount set forth on the Allocation Schedule and shall be allocated among the Purchased Assets acquired hereunder in accordance with Section 1060 of the Code and the regulations thereunder and consistent with the methodology of the original Allocation Schedule.  In the event such adjustments to the Allocation Schedule occur as described in the two preceding sentences, Buyer shall send the Company a draft of a revised Allocation Schedule showing the adjustments within thirty (30) days of the event causing the adjustment.  The Company has thirty (30) days to review such draft of the revised Allocation Schedule and if it does not deliver written notice to Buyer disagreeing with any items set forth on the Allocation Schedule, such revised Allocation Schedule shall be treated as final. If, however, the Company does so provide written notice to Buyer within the requisite time frame, the parties shall cooperate in good faith to resolve any disagreements.  Buyer and the Company shall each prepare and file their respective Tax Returns, including Asset Acquisition Statements on IRS Form 8594, employing the allocation made pursuant to this Section 3.1(b) and shall not take a position in any Tax proceeding or audit or otherwise that is inconsistent with such allocation; provided, however, that nothing contained herein shall require Buyer or the Company to contest beyond, or otherwise than by, the exhaustion of their administrative remedies before any Taxing Authority, and Buyer and the Company shall not be required to litigate before any court, including the United States Tax Court, any proposed deficiency or adjustment by any Taxing Authority which challenges such allocation.  Buyer, on the one hand, and the Company, on the other hand, shall give prompt notice to the other of the commencement of any Tax audit or the assertion of any proposed deficiency or adjustment by any Taxing Authority that challenges such allocation.

3.2           Minimum Net Assets.

(a)           After the Closing Date, Buyer shall prepare in good faith and deliver to the Company a statement setting forth the Current Assets and the Total Liabilities of the Business as at February 28, 2010, prepared in accordance with GAAP applied on a basis consistent with the accounting principles, procedures, policies and methods that were used to prepare the Balance Sheet furnished pursuant to Section 4.7 (the “Closing Date Statement”).  Buyer shall deliver the Closing Date Statement to the Company within sixty (60) days following the Closing Date.

(b)           The Company shall have the right to review the books and records of Buyer (including work papers of Buyer) to the extent related to the Business and the computation of Current Assets and Total Liabilities as set forth on the Closing Date Statement for a period of sixty (60) days after the Company’s receipt of the Closing Date Statement to verify and confirm the accuracy thereof.  If, after such review, the Company objects to the Closing Date Statement, the Company shall promptly (and in any event within sixty (60) days after the Company’s receipt of the Closing Date Statement) provide Buyer with a statement indicating the basis for its objections, and Buyer and the Company shall meet and confer in an effort to resolve such disagreement in good faith.  If the Company does not provide such a statement of objections within sixty (60) days after its receipt of the Closing Date Statement, the Company shall be deemed to have agreed to the Closing Date Statement, and the Closing Date Statement shall be deemed to be the Final Closing Date Statement.

(c)           In the event Buyer and the Company are unable to resolve a disagreement with respect to the Closing Date Statement within thirty (30) days following the date of Buyer’s objection (or such longer period as Buyer and the Company may agree), the Final Closing Date Statement shall be determined by an independent firm of certified public accountants mutually agreeable to Buyer and the Company (the “Accountants”).  If issues in dispute are submitted to the Accountants for resolution, (i) each party shall promptly execute a reasonable and customary engagement letter requested by the Accountants, (ii) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (iii) the determination by the Accountants of the Final Closing Date Statement as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, and (iv) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties.  For example, if it is Buyer’s position that the adjustment owed is $300, the Company’s position that the adjustment owed is $100 and the Accountants’ finding that the adjustment owed is $150, then Buyer shall pay 75% (300-150 / 300-100) of the Accountants’ fees and expenses and the Company shall pay 25% (150-100 / 300-100) of the Accountants’ fees and expenses.  Other than the expense of retaining the Accountants, the expense of preparing the Final Closing Date Statement shall be borne by the Company.

(d)             Upon the determination of the Final Closing Date Statement pursuant to either the agreement of the parties or the determination of the Accountants, the Equity Consideration shall be decreased by the amount by which Current Assets as at February 28, 2010 less Total Liabilities as at February 28, 2010 is below $1,693,908 or increased by the amount by which the Current Assets as at February 28, 2010 less Total Liabilities as at February 28, 2010 is greater than $1,693,908 (in either case, the “Closing Adjustment”).  Within three (3) business days of such determination or agreement:

(i)           in the event that the amount of Equity Consideration is decreased pursuant to Section 3.2(d), the Company shall surrender to the Buyer that number of shares of Buyer Common Stock yielded by dividing (A) the Closing Adjustment by (B) $2.35249; and

(ii)           in the event that the amount of Equity Consideration is increased pursuant to Section 3.2(d), Buyer shall issue to the Company that number of shares of Buyer Common Stock yielded by dividing (A) the Closing Adjustment by (B) $2.35249.

3.3           Closing.

The consummation of the transactions contemplated hereby (the “Closing”) shall take place by email or fax, or at such place as the parties may designate, on the date hereof.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.4           Closing Actions.

(a)             At the Closing, the Company shall transfer all the outstanding shares of capital stock of the Dutch Sub to Buyer through the execution of the Deed of Transfer before the Civil Law Notary.  The Company shall cause the Dutch Sub to (i) acknowledge the transfer of all the outstanding shares of capital stock of the Dutch Sub on the Closing Date by co-signing the Deed of Transfer and immediately thereafter (ii) enter such transfer in its register of shareholders.

(b)             At the Closing, Buyer shall direct its transfer agent to issue the Equity Consideration to a book entry account established with Buyer’s transfer agent and registered in the name of the Company.

3.5           Documents to be Delivered by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following:

(a)             certified resolutions of the Boards of Directors of the Company approving and authorizing with respect to the Company and each member of the Company Group the transactions contemplated by this Agreement and any agreement or instrument contemplated thereby;

(b)             a certificate executed by a duly authorized officer of the Company certifying the incumbency and the authority of each respective officer of the Company executing this Agreement or any agreement or instrument contemplated hereby and the incumbency and the authority of each respective officer of the Company Group executing the Bill of Sale and the Buyer Assignment and Assumption Agreement or other agreement or instrument contemplated hereby;

(c)             a bill of sale in the form of Exhibit B (the “Bill of Sale”), duly executed by the Company and the members of the Company Group, and such other instruments and documents of conveyance and transfer duly executed by the Company as may be necessary to convey to Buyer all the Company’s right, title and interest in and to the Purchased Assets, excluding the shares the Company holds in the Dutch Sub which shall be transferred as described in Section 3.4;

(d)             an assignment and assumption agreement with respect to the Assumed Liabilities in the form of Exhibit C-1 (the “Buyer Assignment and Assumption Agreement”) duly executed by the Company and the members of the Company Group and an assignment and assumption agreement with respect to the liabilities and obligations of the OEM Subsidiaries set forth on Section 3.5(d) of the Disclosure Schedule in the form of Exhibit C-2 (the “OEM Assignment and Assumption Agreement”), duly executed by the Company and the OEM Subsidiaries;

(e)             a licensing agreement in the form of Exhibit D (the “Business IP Licensing Agreement”), duly executed by the Company;

(f)             a licensing agreement in the form of Exhibit E (the “SafeNet Mark Licensing Agreement”), duly executed by the Company;

(g)             a licensing agreement in the form of Exhibit F (the “Sentinel Licensing Agreement”), duly executed by the Company;

(h)             a transition services agreement in the form of Exhibit G (the “Transition Services Agreement”), duly executed by the Company;

(i)             a restrictive covenant agreement in the form of Exhibit H (the “Company Restrictive Covenant Agreement”), duly executed by the Company;

(j)             a restrictive covenant agreement in the form of Exhibit I (the “Buyer Restrictive Covenant Agreement”), duly executed by the Company;

(k)             the Deed of Transfer evidencing the transfer of all of the outstanding shares of the Dutch Sub from the Company to Buyer;

(l)             if applicable, the original corporate seals, minute books and stock transfer and record books of the OEM Subsidiaries as they exist on the Closing Date;

(m)             a certificate from the Company substantially in the form described in Treasury Regulation Section 1.1445-2(b)(2)(iv), and stating under penalty or perjury that the Company is not a foreign person; and

(n)             evidence of the payment, discharge and satisfaction of all outstanding Debt of the OEM Subsidiaries, and evidence of the release of all Liens on the Purchased Assets, including, without limitation, the termination of any pledges agreements with respect to the shares of the capital stock of the OEM Subsidiaries.

3.6           Documents to be Delivered by Buyer. At the Closing (or as otherwise provided below), Buyer shall deliver, or cause to be delivered, to the Company the following:

(a)             a wire transfer of immediately available funds in an amount equal to the Cash Consideration;

(b)             evidence, in a form reasonably acceptable to the Company, of the book entry account established with Buyer’s transfer agent showing the Equity Consideration registered in the name of the Company;

(c)             certified resolutions of the Board of Directors of Buyer approving and authorizing the transactions contemplated by this Agreement;

(d)             the Bill of Sale, duly executed by Buyer;

(e)             the Buyer Assignment and Assumption Agreement, duly executed by Buyer;

(f)             the Business IP Licensing Agreement, duly executed by Buyer;

(g)             the SafeNet Mark Licensing Agreement, duly executed by Buyer;

(h)             the Sentinel Licensing Agreement, duly executed by Buyer;

(i)             the Transition Services Agreement, duly executed by Buyer;

(j)             the Company Restrictive Covenant Agreement, duly executed by Buyer; and

(k)             the Buyer Restrictive Covenant Agreement, duly executed by Buyer.

3.7           Earn Out.

(a)             For the ten (10) month period from March 1, 2010 to December 31, 2010 (the “Earn Out Period”), Buyer shall pay to the Company an amount up to Two Million Five Hundred Thousand Dollars ($2,500,000), payable in cash.  The amount of this earn out payment (the “Earn Out Payment”) shall be calculated as follows:

Earn Out Ratio	Earn Out Payment
80 or less	$0
Between 80 and 100	((Earn Out Ratio – 80) / 20) x $2,500,000
100 and greater	$2,500,000

For example, if the Earn Out Ratio equals 82, then the Earn Out Payment will be $250,000.

(b)           Buyer shall prepare a statement for the Business setting forth in reasonable detail Buyer’s calculation of the Gross Revenue and the Earn Out Ratio (the “Gross Revenue Statement”) and deliver such Gross Revenue Statement to the Company within sixty (60) days of the end of the Earn Out Period.

(c)           Buyer and the Company shall each provide access to the other and the other’s accountants to the books, records and other relevant information that are under their respective control or custody and that are necessary to prepare the Gross Revenue Statement and will cause their respective accountants to provide access to the relevant work papers and other relevant documents and information.

(d)           The Company shall have forty five (45) days from the date of its receipt of a Gross Revenue Statement to review such Gross Revenue Statement and to agree or disagree as to the amount of Gross Revenue or the Earn Out Ratio reflected thereon.  If the Company does not agree with the amount of Gross Revenue or the Earn Out Ratio reflected on a Gross Revenue Statement, then the Company shall, within such forty five (45) day period, deliver a written objection to Buyer that shall specify in reasonable detail the basis for the objection on a line item basis and a computation of the Gross Revenue or the Earn Out Ratio asserted by the Company (the “Gross Revenue Objection”).  If the Company fails to make a Gross Revenue Objection within such forty five (45) day period, then Buyer’s calculation of Gross Revenue and the Earn Out Ratio shall be final and binding on all parties.  Upon Buyer’s receipt of the Gross Revenue Objection, if any, Buyer and the Company shall negotiate in good faith to resolve the Gross Revenue Objection, but if the Gross Revenue Objection cannot be resolved by negotiation between Buyer and the Company within thirty (30) days after Buyer’s receipt of the Gross Revenue Objection, the Gross Revenue Statement shall be determined by the Accountants.  If issues in dispute are submitted to the Accountants for resolution, (i) each party shall promptly execute a reasonable and customary engagement letter requested by the Accountants, (ii) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (iii) the determination by the Accountants of the Gross Revenue Statement as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, and (iv) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties.  Other than the expense of retaining the Accountants, the expense of preparing each Gross Revenue Statement shall be borne by Buyer.  The date on which the Accountants notify the Parties of its determination of Gross Revenue is the “Gross Revenue Determination Date.”

(e)             Any payment required by Section 3.7(a) shall be made within five (5) days after the earliest to occur of (i) the Company’s failure to deliver timely an Gross Revenue Objection for the Earn Out Period, (ii) the date Buyer and the Company agree on the Gross Revenue for the Earn Out Period, and (iii) the applicable Gross Revenue Determination Date.

(f)             Subject to Sections 3.7(g) and 3.7(i) below, Buyer has the exclusive and absolute right to operate and otherwise make decisions with respect to the Business and the Purchased Assets, including with respect to any product and sales lines and strategies, marketing plans, the sale, exchange, dividend or other distribution, liquidation or relocation of all or any portion of the Business or Purchased Assets in one transaction or a series of transactions or any change in the management or ownership of the Business and the Purchased Assets, and/or decisions as to expansion, use of assets, capital and dividend policies.  The Company agrees and understands that the Earn Out Payment is not guaranteed, is set at levels that reflect strong future performance, and that Buyer may make business decisions which it believes to be appropriate but in hindsight may directly or indirectly affect the likelihood of the Company receiving any payment contemplated by Section 3.7(a).

(g)             Buyer acknowledges and agrees that the Earn Out Payment is a material part of the Purchase Price and the ability to receive the maximum Earn Out Payment is a material inducement for the Company to enter into the Agreement.  During the Earn Out Period, Buyer shall operate the Business in good faith and in a commercially reasonable manner and shall not take any action or omit to take any action during the Earn Out Period that is intended to impede the Company’s ability to earn the maximum Earn Out Payment.

(h)             Within thirty (30) days of the end of each three month period during the Earn Out Period commencing with the three months ended June 30, 2010, Buyer shall provide to the Company for informational purposes a revenue statement for such month setting forth the computation of Gross Revenues for such month.

(i)             During the Earn Out Period, Buyer will operate the Business as a separate division for accounting purposes, and shall maintain separate books in respect of the Business;

(j)             Notwithstanding anything to the contrary contained in this Agreement, until all obligations of Buyer under this Section 3.7 are completed, Buyer shall pay in connection with the following events, the maximum amount of the remaining Earn Out Payments to the Company:

(i)           upon the consummation of any sale, exchange, dividend or other distribution, liquidation or relocation of any portion of the Business or Purchased Assets in one transaction or a series of transactions by the Buyer such that the calculation of Gross Revenue for the Earn Out Period is infeasible;

(ii)           upon a sale of all or substantially all of the assets of the Business or Buyer in one transaction or a series of related transactions, or a merger, sale of stock, consolidation or similar transaction as a result of which at least 65% of the outstanding common stock of Buyer or the surviving entity in the merger, consolidation or similar transaction is held by a Person or group of related Persons who did not own at least 50% of the outstanding Buyer Common Stock immediately prior to such transaction; and

(iii)           upon Buyer taking any action to merge any Products with other products such that the calculation of Gross Revenue for the Earn Out Period is infeasible.

(k)             Buyer may offset up to $500,000 in severance obligations with respect to any Transferred Employees arising during the Earn Out Period and that are Assumed Liabilities against such Earn Out Payment, if any.

(l)             Any Earn Out Payments required to be made pursuant to this Section 3.7 shall be accounted for as an increase to the Cash Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule attached hereto (which Disclosure Schedule is organized as provided in Section 6.4):

4.1           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each member of the Company Group is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, as applicable, and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2           Authorization of Agreements; Control of Company Group.

(a)           The Company and each member of the Company Group has full company power and authority to execute and deliver this Agreement and/or each other agreement and instrument to be executed by the Company and such members of the Company Group in connection with the consummation of the transactions contemplated hereby (the “Company Transaction Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by the Company and each applicable member of the Company Group of each Company Transaction Document have been duly authorized by all necessary company action on behalf of the Company and such member of the Company Group.  This Agreement has been, and each Company Transaction Document will be, duly executed and delivered by the Company and, as applicable, each member of the Company Group, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Transaction Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Company and such member of the Company Group, enforceable against the Company and such member of the Company Group in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The Company has the power through the ownership of voting securities, by Contract, or otherwise, to cause such member of the Company Group to perform its obligations under this Agreement and each of the Company Transaction Documents.

4.3           Conflicts; Consents of Third Parties.

(a)             The execution and delivery by the Company of this Agreement and the execution and delivery by the Company and the Company Group of the applicable Company Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the compliance by the Company and the Company Group with the provisions hereof or thereof will not (i) result in, require or permit the creation or imposition of any Lien (other than Permitted Exceptions) upon or with respect to the Purchased Assets or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, or give any third party a right to consent under, any provision of (A) the certificate of incorporation or bylaws of the Company or the organizational documents of either OEM Subsidiary or any member of the Company Group as currently in effect, (B) any Material Contract included in the Purchased Assets or any Material Contract of the OEM Subsidiaries, (C) any Order of any Governmental Body applicable to the Company, the Company Group (related to the Business) or either OEM Subsidiary or by which any of the material properties or assets of the Company, the Company Group (related to the Business) or the OEM Subsidiaries are bound, or (D) any applicable Law, other than, in the case of clauses (C) and (D) such conflicts, violations, defaults or rights, that are not, individually or in the aggregate, materially adverse to the Business.

(b)             No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company, the Company Group or either OEM Subsidiary in connection with the execution, delivery or performance by the Company of this Agreement or the Company Transaction Documents or the compliance by the Company or the Company Group with any of the provisions hereof or thereof, except for such consents, waivers, approvals or authorizations the failure of which to obtain would not, individually or in the aggregate, be materially adverse to the Business.

4.4           Ownership of Purchased Assets; Sufficiency. The Company and, as applicable, the Company Group have good, valid and marketable title to the Purchased Assets, free and clear of all Liens, other than Permitted Exceptions or Liens listed on Section 4.4 of the Disclosure Schedule.  No Person has any right, title or interest in the Purchased Assets other than the Company, the OEM Subsidiaries and the members of the Company Group, other than in connection with any Permitted Exceptions or Liens listed on Section 4.4 of the Disclosure Schedule.  At the Closing, the Company and each member of the Company Group will transfer to Buyer good, valid and marketable title to the Purchased Assets, free and clear of any and all Liens, except Permitted Exceptions.  The Purchased Assets constitute all of the material assets, properties and other rights owned by the Company and the Company Group for use primarily in the Business and the Purchased Assets, together with the assets of the OEM Subsidiaries, the rights provided to Buyer and its Affiliates under the SafeNet Mark Licensing Agreement and the Sentinel Licensing Agreement, and the services to be provided by the Company and the Company Group under the Transition Services Agreement constitute all of the assets necessary to conduct the Business as currently conducted by the Company, the Company Group and the OEM Subsidiaries and as currently contemplated as of the date hereof to be conducted by the Company, the Company Group and the OEM Subsidiaries.  The tangible personal property included in the Purchased Assets and held by the OEM Subsidiaries are in all material respects in satisfactory operating condition and repair (ordinary wear and tear excepted).

4.5           Subsidiaries. The Dutch Sub is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under the laws of the Netherlands, with full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Dutch Sub is duly qualified or licensed to do business in each of the jurisdictions in which the operation of its business or the character of the properties owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to do so would not have, individually or in the aggregate, be materially adverse to the Business.  The Finnish Sub is a corporation duly organized and validly existing under the laws of the Republic of Finland with full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Finnish Sub is duly qualified or licensed to do business in each of the jurisdictions in which the operation of its business or the character of the properties owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to do so would not have, individually or in the aggregate, be materially adverse to the Business.

4.6           Capitalization. The authorized, issued and outstanding capital stock and other securities of each OEM Subsidiary are fully described in Section 4.6 of the Disclosure Schedule.  Prior to the Closing, the Company will own, of record and beneficially, all of the outstanding capital stock of the Dutch Sub, free and clear of all Liens, and the Dutch Sub will own, of record and beneficially, all of the outstanding capital stock of the Finnish Sub, free and clear of all Liens.  The outstanding capital stock of the Dutch Sub and the Finnish Sub is in uncertificated form.  No person has any preemptive or other similar rights with respect to any such stock or other securities and there are no Contracts, offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any stock or other securities of the OEM Subsidiaries or obligating the OEM Subsidiaries or any other Person to purchase or redeem any such stock or other securities.  The shares of capital stock of the OEM Subsidiaries included in the Purchased Assets constitute all of the issued and outstanding shares of capital stock of the OEM Subsidiaries.  The OEM Subsidiaries are not party to any shareholder or voting Contracts with any Person.

4.7           Financial Statements.

(a)             Attached to Section 4.7 of the Disclosure Schedule is the unaudited schedule of assets and liabilities of the Business (the “Balance Sheet”) as of December 31, 2009, (“Balance Sheet Date”) which include the assets and liabilities primarily related to the Business and included in the Purchased Assets and Assumed Liabilities or which constitute assets and liabilities of the OEM Subsidiaries.  The amounts reflected on the Balance Sheet have been derived from the Company’s financial information, which has been prepared on a basis consistent with GAAP and the past practices of the Business.  In addition, attached to Section 4.7 of the Disclosure Schedule, are revenue and expense statements (“R&E Statements”) pertaining to the Business covering the years of 2007, 2008 and 2009.  The amounts reflected in the R&E Statements have been derived from the Company’s financial information, which has been prepared on a basis consistent with GAAP and the past practices of the Business, and include the following financial statement elements: sales, costs of goods sold, research and development, selling, marketing and G&A expenses.  Where applicable, certain good-faith allocations or estimations have been used for amounts included in the Balance Sheet and the R&E Statements, which allocations management of the Company believe to be reasonable and reflective of the results of operations, assets and liabilities of the Business, subject to the limitations described herein and in any such statement, and to the inherent limitation in any allocation or estimate.  The Balance Sheet and R&E Statements together fairly present in all material respects the Purchased Assets, Assumed Liabilities, the assets and liabilities of the OEM Subsidiaries and the results of operations of the Business at the dates and for the periods included in the Balance Sheet and the R&E Statements attached to Section 4.7 of the Disclosure Schedule.

(b)             All Accounts Receivable represent valid obligations from sales made in the ordinary course of business and are computed in accordance with GAAP consistent with past practices.

(c)             The Balance Sheet includes appropriate reserves for all known customer returns, charge-backs, mark-downs or allowances of any kind, as well as an estimate for unknown customer returns, charge-backs, mark-downs and allowances of any kind, based on historical experience to the extent required by GAAP consistent with past practices.

(d)             The statutory books and accounts of each OEM Subsidiary as of and for the annual fiscal periods ended December 31, 2007, December 31, 2008 and December 31, 2009 were prepared in accordance with statutory requirements from the books and records of the applicable Subsidiary, and present fairly in all material respects the financial condition and results of operations for each OEM Subsidiary for each period in accordance with applicable statutory requirements.

(e)             Neither OEM Subsidiary has any secured Debt or commitments for Debt other than trade debt incurred in the ordinary course of business consistent with past practices.

(f)             Neither OEM Subsidiary has any intercompany receivables from the Company, any member of the Company Group or any of their controlled Affiliates (other than from the other OEM Subsidiary) or any intercompany payables to the Company, any member of the Company Group or any of their controlled Affiliates (other than to the other OEM Subsidiary).

4.8           No Undisclosed Liabilities. The OEM Subsidiaries have no Debt or liabilities, whether known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent or otherwise, except (a) liabilities reflected on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practices of the Company and the OEM Subsidiaries since the date of the Balance Sheet, (c) liabilities incurred in connection with the transactions contemplated hereunder, and (d) liabilities disclosed in Section 4.8 of the Disclosure Schedule.

4.9           Absence of Certain Changes. Since December 31, 2009, the Company, the Company Group and the OEM Subsidiaries have in all material respects conducted the Business in the ordinary course and there has not been any (a) event, change, occurrence or circumstance that has had a Material Adverse Effect, (b) declaration, setting aside or payment of any dividend or distribution with respect to any shares of capital stock of the OEM Subsidiaries or any repurchase, redemption, or other acquisition by the OEM Subsidiaries of any outstanding shares of capital stock or other securities of the OEM Subsidiaries, except in each case in connection with effectuating the transactions contemplated by this Agreement, (c) incurrence, assumption or guarantee by the OEM Subsidiaries of any indebtedness for borrowed money other than in the ordinary course, (d) change in any method of accounting by the Business or an OEM Subsidiary (except for any such change required by reason of a concurrent change in GAAP), or any material change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve, (e) employment, deferred compensation, severance, retirement, retention, change of control, or other similar agreement entered into with any Transferred Employee (or any amendment to any such existing agreement with respect to a Transferred Employee, other than those required to reflect applicable law), or with an employee of an OEM Subsidiary, other than agreements terminable by the Company or an OEM Subsidiary on less than thirty days notice without payment, (f) change in compensation or other benefits payable or made available to any Transferred Employee or employee of the OEM Subsidiaries, other than customary annual salary increases, (g) sale (other than sales of inventory or used Equipment in the ordinary course of business), assignment, conveyance, transfer, lease, license or other disposition of any asset or property of the Business or imposition of any Lien, other than Permitted Exceptions, on any asset or property of the Business or the OEM Subsidiaries, (h) making of any loan, advance or capital contributions to or investment by any of the OEM Subsidiaries in any Person, other than loans to employees to advance reasonable and customary expenses to be incurred by them in the performance of their duties on behalf of any of the OEM Subsidiaries, in each case made in the ordinary course of business consistent with past practices, (i) acquisition, disposition or similar transaction by any of the OEM Subsidiaries involving any of its assets, properties or liabilities (other than sales of inventory and Equipment in the ordinary course of business consistent with past practices), whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise, (j) material damage, destruction or other casualty loss suffered by any OEM Subsidiary (which is not fully covered by insurance) or by the Business, (k) Tax election that would have any effect on Tax liabilities of any of the OEM Subsidiaries or the Business after the Closing, (l) payment, sale, purchase, pledge or other transfer of assets, properties or liabilities between any OEM Subsidiary, the Company and any other member of the Company Group related to the Business except as contemplated pursuant to the OEM Assignment and Assumption Agreement and otherwise in connection with the transactions contemplated hereby, (m) new inter-company Debt incurred between any OEM Subsidiary and the Company except in the ordinary course of business consistent with past practice, (n) labor dispute, other than routine individual grievances, or written notice of any, or to the Company’s Knowledge threatened, activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, or work stoppages by or with respect to any employees of the Business, nor, to the Company’s Knowledge, has any Person threatened to initiate any such activity, (o) entering into of a Material Contract (other than the company Transaction Documents), or any relinquishment or waiver by the Company, the OEM Subsidiaries or any member of the Company Group of any material right under any Material Contract, in each case, other than in the ordinary course of business, (p) resignation or termination or removal of any executive officers of the Business, or (q) agreement, whether or not in writing, to do any of the foregoing by the Company, the Company Group or either OEM Subsidiary.

4.10           Real Property Leases. Section 4.10 of the Disclosure Schedule describes all real property leased by the Company, the Company Group or the OEM Subsidiaries and used primarily in the Business (individually, a “Real Property Lease” and the real properties specified in such leases, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).  Neither the Company, any member of the Company Group, nor either OEM Subsidiary owns any real property used in the Business in fee title.  None of the Company, the Company Group or either OEM Subsidiary have received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company, the Company Group or either OEM Subsidiary under any of the Real Property Leases.  The Company, the Company Group and the OEM Subsidiaries have adequate rights of ingress and egress and adequate utilities with respect to all Company Properties.  No condemnation proceeding or other litigation is pending or, to the Knowledge of the Company, threatened which would preclude or impair the use of any Company Property for the purposes for which it is currently used.  To the Knowledge of the Company, the buildings and structures on each Company Property are structurally sound with no material defects, and are in operating condition and repair (ordinary wear and tear excepted).  Neither OEM Subsidiary, nor, with respect to the Business, the Company nor any member of the Company Group, has any material liability under environmental Laws, nor does either OEM Subsidiary, the Company or any member of the Company Group handle or dispose of hazardous waste or polluting chemicals except in compliance with all applicable laws.

4.11           Intellectual Property.

(a)             Section 4.11(a) to the Disclosure Schedule sets forth, to the extent primarily used in the Business, a list of all, on a worldwide basis: (i) patents, patent applications and patent disclosures, together with all reissues, divisions, continuations, continuations-in-part, requests for continued examinations, continued prosecution applications, renewals, extensions and reexaminations thereof, the jurisdictions in which they are filed, and the record owner thereof; (ii) trademarks, service marks, certification marks, trade dress, logos, trade names, corporate names and fictitious names, business and product names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, the jurisdiction in which filed and the record owner thereof; (iii) Uniform Resource Locators (URLs) and internet domain names, and registrations and related applications in each case; (iv) copyright registrations, applications and renewals and the record owner thereof; (v) software applications owned by the OEM Subsidiaries or otherwise used by the OEM Subsidiaries; (vi) software applications owned by the Company or the Company Group incorporated into the Products or otherwise included in the Purchased Assets; (vii) designs to hardware products comprising the Products, included in the Purchased Assets; and (viii) all other Business Owned IP that is material to and used primarily in connection with the Products or the Business as now conducted and/or as contemplated as of the Closing Date by the Company, the Company Group or the OEM Subsidiaries to be conducted and which is not listed pursuant to Sections 4.11(a) (i) thru (vi) above.

(b)             Subject to Section 4.11(c), the Company, the Company Group and/or an OEM Subsidiary owns all right, title and interest in and to, and, except for and subject to any non-exclusive licenses granted by Company, the Company Group and/or an OEM Subsidiary (which non-exclusive licenses are set forth in Section 4.11(b) of the Disclosure Schedule), have the primary right to use each item of the Intellectual Property necessary or used by, the Company, the Company Group and/or an OEM Subsidiary in the Products and/or in the course of the Business as now conducted and/or as contemplated to be conducted by the Company, the Company Group and/or an OEM Subsidiary as of the Closing Date, free and clear of all Liens (the “Business Owned IP”).  Subject to Section 4.11(c), the Company, the Company Group and the OEM Subsidiaries own all right, title and interest in and to, and, except for and subject to any non-exclusive licenses granted by the Company, the Company Group and/or an OEM Subsidiary (which non-exclusive licenses are set forth in Section 4.11(b) of the Disclosure Schedule), have the primary right to import, offer for sale, promote, sell, distribute or license, any Products and any Intellectual Property imported, offered for sale, promoted, sold, distributed or licensed by the Company, the Company Group and/or an OEM Subsidiary in connection with the Products and/or with the Business as currently conducted and/or as contemplated to be conducted by the Company, the Company Group or an OEM Subsidiary as of the Closing Date.

(c)             To the extent that the Company, the Company Group and/or an OEM Subsidiary does not own all right, title and interest in and to, and have the exclusive right to use (such exclusive right excluding any non-exclusive licenses granted by the Company, the Company Group and/or an OEM Subsidiary (which non-exclusive licenses are set forth in Section 4.11(b) of the Disclosure Schedule)), an item of Intellectual Property necessary or used by, the Company, the Company Group and/or an OEM Subsidiary in the Products and/or in the course of their business as now conducted and/or as currently contemplated to be conducted by the Company, the Company Group and/or an OEM Subsidiary as of the Closing Date, the Company, the Company Group and/or an OEM Subsidiary has a license to use each such item of Intellectual Property necessary or used by the Company, the Company Group and/or an OEM Subsidiary in the Products and/or in the course of the Business as now conducted and/or as currently contemplated to be conducted by the Company, the Company Group and/or an OEM Subsidiary as of the Closing Date (the “Business Licensed IP”).  To the extent that the Company, the Company Group and/or an OEM Subsidiary do not own all right, title and interest in and to, and have the exclusive right to use (such exclusive right excluding any non-exclusive licenses granted by the Company, the Company Group and/or an OEM Subsidiary (which non-exclusive licenses are set forth in Section 4.11(b) of the Disclosure Schedule)), import, offer for sale, promote, sell, distribute or license, any Product or Intellectual Property imported, offered for sale, promoted, sold, distributed or licensed by the Company, the Company Group and/or an OEM Subsidiary, the Company, the Company Group and the OEM Subsidiaries have a license to import, offer for sale, promote, sell, and distribute, and to sublicense the right to import, offer for sale, promote, sell and distribute, such Product and such item of Business Intellectual Property in connection with the Products and with the business as currently conducted and/or as contemplated to be conducted by the Company, the Company Group and/or an OEM Subsidiary as of the Closing Date.

(d)             The Products, and the Business and conduct of the Business, as currently conducted and/or as contemplated to be conducted as of the Closing Date by the Company, the Company Group and/or the OEM Subsidiaries to be conducted, and the Business Intellectual Property, do not and will not misappropriate, violate or infringe any Intellectual Property of any third Person or constitute unfair competition or trade practices under the Laws of any jurisdiction.  Neither the Company, the Company Group nor the OEM Subsidiaries in the last six (6) years has received from any third Person any written claim or notice that the Products, the Business, the conduct of the Business or the Business Intellectual Property misappropriates, violates or otherwise infringes any Intellectual Property of any third Person.  There are no pending claims, actions, interference, opposition, cancellation, nullity, re-examination, re-issue or other proceedings with respect to (i) any alleged misappropriation, violation or infringement by the Company, the Company Group or the OEM Subsidiaries; (ii) any alleged unfair competition or trade practices by the Company, the Company Group or the OEM Subsidiaries; or (iii) any Business Intellectual Property.

(e)             None of the Products or the Business Intellectual Property is the subject of any legal action, proceeding or Order, including, without limitation, any legal action, proceeding or Order restricting in any material respect the (i) use thereof by the Company, the Company Group or the OEM Subsidiaries; (ii) the licensing or transfer thereof by the Company, the Company Group or the OEM Subsidiaries to any Person; or (iii) the rights of the Company, the Company Group or the OEM Subsidiaries to register, apply to register, enforce or otherwise exploit or enjoy the benefit of the Business Intellectual Property.  To the Knowledge of the Company, no Business Intellectual Property has been misappropriated, violated or infringed in by any third Person and the Business has not threatened or initiated any claim or provided any written notice of any kind against any third party alleging that such third party infringes, misappropriates or violates any Business Intellectual Property and no such claim is pending or being considered.  Neither the Company, any of the Company Group or the OEM Subsidiaries has entered into any agreement granting any third Person the right to bring an infringement, misappropriation or violation action with respect to, or otherwise enforce rights with respect to, any Business Intellectual Property.

(f)             The Business Intellectual Property constitutes all the material Intellectual Property used and/or necessary (i) in connection with the Products and with the Business and the conduct of the Business, as currently conducted and as contemplated as of the Closing Date by the Company, the Company Group and/or the OEM Subsidiaries to be conducted, and (ii) in connection with the design, development, manufacture, use, import, license, promotion, offer for sale, sale, distribution or other transfer of the Products; except for generally available third party software.

(g)             Each item of Business Intellectual Property that is identified in Section 4.11(a) of the Disclosure Schedule as having been applied for or registered is valid, enforceable and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes presently due in connection with such Business Intellectual Property have been paid and all necessary documents and certificates in connection with such Business Intellectual Property required to have been filed as of the date hereof have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of procuring and maintaining such Business Intellectual Property.

(h)             The Company, the Company Group and the OEM Subsidiaries have taken all commercially reasonable actions to protect and preserve the security and confidentiality of all material, confidential Business Intellectual Property and Products, including trade secrets.  The Company, the Company Group and the OEM Subsidiaries have complied in all material respects with all privacy and security regulations as mandated by Law or as required by third Persons.  The Company, the Company Group and the OEM Subsidiaries have complied in all material respects with all privacy regulations set forth within the Company’s, the Company Groups’, and the OEM Subsidiaries’ privacy policies, including, without limitation, those displayed in their respective website(s).

(i)             All personnel involved or participating in the Business or the Products, including all current and former officers, directors, employees, agents, representatives, designers, developers, consultants and contractors, who have contributed to or participated in the conception, reduction to practice, creation, design and/or development of the Business Intellectual Property or the Products have assigned to the Company or the Company Group all right, title and interest in and to all such Business Intellectual Property and Products conceived, reduced to practice, created, designed or developed, in whole or in part, by such Person, and there are no outstanding compensation claims from any such Person with respect to the Business Intellectual Property or the Products.

(j)             Except in connection with distribution of the Products in the ordinary course of operations, there are no outstanding assignments, licenses, leases, Liens or shared ownership interests in, and neither the Company nor any member of the Company Group or OEM Subsidiaries has assigned, licensed, leased, sold, placed in escrow or otherwise transferred, disposed of or released any interest, right, title or interest in or to any Business Owned IP or Products, nor is the Company, any of the Company Group or the OEM Subsidiaries bound by any assignment, license, lease, Lien, shared ownership interest in, sale, escrow, transfer, disposition or release with respect to any Business Owned IP or Products.

(k)             The Software contained within the Business Owned IP, and the Software and firmware comprising Business Owned IP included in the Products, does not contain any disabling device, virus, worm, Trojan horse or other similar program, or other embedded disruptive or malicious code that is intended to impair the intended performance or otherwise permit unauthorized access to, hamper, delete or damage any Software, computer hardware, network, data or information.  No Person not authorized by the Company, the Company Group or the OEM Subsidiaries has been supplied with any key, “backdoor” or other mechanism to reverse, defeat, disable or weaken the full strength or power of any encryption, centralized management interface, or other similar protections provided by or resident in the Software included in the Business Intellectual Property or the Products. To the extent that any Person has been so authorized, such person is identified and the authorization described in detail in Section 4.11(k) of the Disclosure Schedule.  The Products, and the Business as currently conducted, do not involve, and have not in the past involved, the design, development, commercialization or export of encryption technology, or other similar technology or software, the design, development, commercialization or export of which is restricted under applicable Law, except to the extent that it has been done or is currently done in compliance with all applicable export restrictions and licensing requirements relevant to such technology.

(l)             Neither the Company, any of the Company Group, nor any of the OEM Subsidiaries have licensed, distributed or disclosed, or knows of any distribution or disclosure by any other person (including any former or current employees and contractors of the Company, any of the Company Group, or any of the OEM Subsidiaries) of the source code for any software comprising Business Owned IP included in the Products of the Company, any of the Company Group, or any OEM Subsidiaries or other confidential information (including algorithms), constituting or embodied in such software (“Company Source Code”) to any person, except pursuant to the Contracts listed in Section 4.11(l) of the Disclosure Schedule.  Each of the Company, the Company Group and of the OEM Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code.  To the knowledge of the Company, Company Group and OEM Subsidiaries, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Company Source Code by the Company, any of the Company Group, or any of the OEM Subsidiaries or any escrow agent(s) or any other person to any third Person.

(m)             No Business Owned IP, nor any Product of the Company, any of the Company Group or any OEM Subsidiary embodying Business Intellectual Property (including any firmware and other software embedded in hardware devices), has been or is being distributed by the Company, Company Group or any of the OEM Subsidiaries, in whole or in part, in conjunction with any Open Source Software in a manner which would require that such Intellectual Property or Product of the Company, Company Group or any OEM Subsidiary be disclosed or distributed in source code form, licensed for the purpose of making derivative works or made available at no charge.  “Open Source Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(n)             All files, whether in the possession of the Company, any of the Company Group or any of the OEM Subsidiaries or the possession of the Company’s, any of the Company Group’s or any of the Company Subsidiary's counsel, relating to registration of (A) any of the Business Intellectual Property listed in Section 4.11(a) of the Disclosure Schedule or application to register such Business Intellectual Property or (B) any of the Business Intellectual Property that is not listed in Section 4.11(a) of the Disclosure Schedule, but which, as of the Closing Date, is (i) the subject of an application for Intellectual Property that is being prepared, or (ii) is being considered for the subject of a potential application for Intellectual Property, have been delivered, or within thirty (30) calendar days following Closing, will be delivered to Buyer or its designee.

(o)             No Contract exists between the Company, on the one hand, and any of the Company Group, any of the OEM Subsidiaries or any other Company Subsidiary, on the other hand, or between Company Subsidiaries regarding the assignment or transfer of any title, rights or interests to any Business Intellectual Property and no such assignment or transfer has been made.

4.12           Material Contracts. Section 4.12 of the Disclosure Schedule lists all of the following Contracts to which the Company, the Company Group or either OEM Subsidiary is a party or by which they are bound and that relate primarily to the Business (collectively, the “Material Contracts”), showing the parties thereto:

(a)             Contracts with any current officer, director or employee of the Company or the Company Group that is primarily dedicated to the Business or of the OEM Subsidiaries, including all agreements addressing the terms and conditions of employment, providing for change in control, severance, retention or related payments and/or benefits, and establishing any post-separation restrictive covenants (excluding agreements terminable by the Company or the OEM Subsidiaries on less than thirty days notice, upon payment of less than thirty (30) days severance);

(b)             Contracts with any independent contractors or consultants that involve annual payments of more than $60,000;

(c)             any Contract pursuant to which any material trade secret, confidential or other proprietary information, or any customer information of the Business may be transferred, disclosed to or used by any third party;

(d)             any management service, sales agency, sales representative, distributorship or any other similar type of contract;

(e)             Contracts containing covenants not to compete in any line of business or with any Person in any geographical area or prohibiting solicitation of customers or employees;

(f)             any guarantee or other contingent liability in respect of any Debt or obligations of any Person (other than in connection with relocation of employees or the endorsement of negotiable instruments for collection in the ordinary course of business);

(g)             Contracts with the Business’ customers that involve annual sales of more than $100,000 or vendors or suppliers that involve annual expenditures of more than $100,000, excluding purchase orders;

(h)             Contracts providing for payments to or by any person or entity based on sales, purchases or profits, other than direct payments for goods;

(i)             Any Debt of an OEM Subsidiary;

(j)             Contracts evidencing any rights to any Business Intellectual Property or otherwise granting any right to any third party to make, use, import, offer for sale, sell, reproduce, create derivative works based on, distribute, display, perform or otherwise transfer, exploit or enjoy any Business Intellectual Property or Product (other than licenses and Contracts for commercially available “off the shelf” software licenses having a total, aggregate value, including, without limitation, license fees, royalties, and maintenance, support and service fees, not in excess of fifty thousand dollars ($50,000) and non-disclosure agreements that provide for only limited use rights of Business Intellectual Property for evaluation purposes only);

(k)             License or sublicense of any Business Intellectual Property to another Person, other than a customer in the ordinary course of Business purchasing Products which require a license in order to use the Products for their intended purpose;

(l)             Contracts to which either OEM Subsidiary is a party that evidence any rights to any Intellectual Property of any third party or otherwise grant any right to any third party to make, use, import, offer for sale, sell, reproduce, create derivative works based on, distribute, display, perform or otherwise transfer, exploit or enjoy any Intellectual Property or product of any third party (other than licenses and Contracts for commercially available “off the shelf’ software licenses having a total, aggregate value, including, without limitation, license fees, royalties, and maintenance, support and service fees, not in excess of fifty thousand ($50,000) dollars and non-disclosure agreements that provide for only limited use rights of Intellectual Property for evaluation purposes only); and

(m)             any other Contract which is material to the Business taken as a whole.

The Company has made available to Buyer true and complete copies of all of the Material Contracts.  The Material Contracts are in full force and effect and enforceable against, as applicable, the Company, the Company Group and the OEM Subsidiaries, and to the Knowledge of the Company, any third parties thereto in accordance with their terms.  To the Knowledge of the Company, there exists no, and the Company, the Company Group and the OEM Subsidiaries have not received, any written notice of any, material default or event that with notice or lapse of time, or both, would constitute a material default by the Company, the Company Group, the OEM Subsidiary or the counter-party thereto under any Material Contract.

4.13           Employees. Section 4.13 of the Disclosure Schedule sets forth the following information for each employee of the Business as of the date hereof (the “Business Employees”): (a) name, (b) location of employment, (c) job position, (d) 2010 annual rate of compensation (excluding overtime, commission and equity compensation and identifying bonuses separately), (e) benefits for which the employee is eligible as a result of seniority or position only, (f) the date from which service has been credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans and (g) the identity of the entity employing such Business Employee.  In respect of each of the Business Employees, all applicable health and safety legislation including all self assessment programs have been complied with in all material respects.

Neither OEM Subsidiary, the Company, nor any Company Group has entered into any agreement with any of the Business Employees and there are no arrangements applicable to such employees which provides, in the event of termination, for a notice period or payment of an indemnity or redundancy or other payment which exceeds those provided by applicable Law.  There are no grievances or disciplinary actions pending in respect of Business Employees.  No such employee has commenced against the Company, the Company Group or the OEM Subsidiaries or, to the Company’s Knowledge, threatened, any Legal Proceeding in respect of any accident or injury.

4.14           Labor. Neither the Company, the Company Group nor the OEM Subsidiaries is a party to any labor or collective bargaining agreement that relates to any Business Employee and, to the Knowledge of the Company, (a) no union is attempting, or has attempted in the past two years, to represent or organize, as a collective bargaining agent, any Business Employees, and (b) none of the Business Employees is seeking, or has sought in the past two years, to organize themselves into a union or similar organization for purposes of collective bargaining.  To the Knowledge of the Company, there are no strikes, work stoppages, work slowdowns, employee picketing, lockouts, or other material similar labor-related controversy, occurrence or condition pending or threatened against or involving the Business Employees, and there has been no such activity for the past two years.

4.15           Litigation. There are no Legal Proceedings that relate to the Business pending or, to the Knowledge of the Company, threatened against the Company, the Company Group or either OEM Subsidiary.  None of the Company, the Company Group or either OEM Subsidiary are subject to any Order of any Governmental Body that relates to the Business.  None of the Company, the Company Group or the OEM Subsidiaries have settled any Legal Proceeding related to the Business since January 1, 2007.

4.16           Compliance with Laws; Permits.

(a)           The Company, the Company Group and the OEM Subsidiaries are in compliance in all material respects with all Laws applicable to the Business.  During the past two years, neither the Company, the Company Group nor either OEM Subsidiary has received any written notice of any material violation of any Laws applicable to the Business.

(b)           Each of the Company, the Company Group OEM Subsidiaries has all material franchises, authorizations, memberships, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges of any Governmental Body (collectively, “Permits”) necessary to permit the ownership of property and the conduct of business as conducted by the Business, and all such Permits are valid and in full force and effect.  To the Knowledge of the Company, no such Permit is reasonably expected to be terminated as a result of the execution of this Agreement, the Transaction Documents or consummation of the transactions contemplated hereby or thereby.  Any amounts due with respect to the Business from Governmental Bodies in relation to grants or assistance for research or development have been received, other than Tax credits provided only when Taxes due and payable, and there is no refund or repayment due of such funds received or any Law, agreement or understanding requiring such a refund or repayment, as a result of the transactions contemplated hereby or other actions taken by the OEM Subsidiaries, the Company or any member of the Company Group.  The Company and the Company Group do not hold any other material Permits necessary to conduct the Business that cannot be transferred as a Purchased Asset, subject to obtaining any requisite consent and approval.

(c)           No payment has been made or other benefit given by the Company, the Company Group or any OEM Subsidiary or by any person authorized to act on behalf of the Company, the Company Group or any OEM Subsidiary in the past five (5) years to any person in connection with any Contract of the Company the Company Group or any OEM Subsidiary in violation of applicable Laws relating to procurement, including any criminal or civil Laws or administrative regulations relating to bribes or gratuities, or in violation of the U.S. Foreign Corrupt Practices Act.  Neither the Company, the Company Group nor any OEM Subsidiary has provided goods, services, software, technology, information, or financing in violation of the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, U.S. Treasury Department Regulations, or any other applicable customs. export control, anti-boycott, sanctions, embargo, or money-laundering Laws or similar regulations of the United States or any other jurisdiction, including, but not limited to, the Netherlands, Finland, and the European Union.

4.17           Financial Advisors. Other than Updata Advisors, Inc., (i) no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, the Company Group or the OEM Subsidiaries in connection with the transactions contemplated by this Agreement and (ii) no Person is entitled to any fee or commission or like payment in respect thereof.  The Company shall satisfy all obligations owing to Updata Advisors, Inc. with respect to the transactions contemplated hereunder.

4.18           Certain Payments. To the Company’s Knowledge, none of the Company, the Company Group, the OEM Subsidiaries or any of their respective current or former directors, officers, employees, agents or controlled Affiliates has, on behalf of the Business, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on its books and records, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (f) submitted any claims for payment to any Person that are not permitted by applicable Law.

4.19           Affiliate Transactions.

(a)             Section 4.19(a) of the Disclosure Schedule lists (i) all transactions since December 31, 2008 between or among the Company, the Company Group or the OEM Subsidiaries acting for the benefit of the Business, on the one hand, and the Company or any of its controlled Affiliates in respect to any matter not related to the Business, on the other hand except transactions in the ordinary course of business, (ii) all transactions since December 31, 2008 between or among any OEM Subsidiary, on the one hand, and any of the other Subsidiaries of the Company (other than transactions covered by clause (i)) except transactions in the ordinary course of business, and (iii) all transactions since December 31, 2008 between the Company, on the one hand, and any Subsidiary of the Company (other than the OEM Subsidiaries) on the other hand, relating to any of the OEM Subsidiaries except transactions in the ordinary course of business (each, an “Affiliate Transaction”).  No OEM Subsidiary has any Liability for transactions with the Company or the Company Group made prior to such OEM Subsidiaries’ acquisition or organization by the Company.  Since December 31, 2008, there have been no payments, contributions or transfers of cash or assets from the Company or the Company Group to either of the OEM Subsidiaries except transactions in the ordinary course of business.  All Affiliate Transactions have been entered on fair and reasonable terms, no less favorable to any OEM Subsidiary than such terms as reasonably could be expected to be obtained in a comparable arm’s-length transaction with an unaffiliated Person.

(b)             Section 4.19(b) of the Disclosure Schedule lists (i) all inter-company Debt owed by the Company or any of its Subsidiaries to each of the OEM Subsidiaries as of the date of this Agreement, and (ii) all inter-company Debt owed by an OEM Subsidiary to the Company or any of its Subsidiaries outstanding as of the date of this Agreement.  The parties agree that all such Debt shall be extinguished as of the Closing.

4.20           Insurance. Section 4.20 of the Disclosure Schedule sets forth a list of all insurance policies, letters of credit and surety bonds covering or relating to the OEM Subsidiaries, the Business and the Purchased Assets, and the directors and officers of the OEM Subsidiaries.  The Company has made available to Buyer a copy of each such policy, letter of credit or bond, each of which is in full force and effect.  Neither the Company nor any of its controlled Affiliates has agreed to modify or cancel any such policy, letter of credit or bond, nor has any such person received notice of actual or threatened modification or termination of any such policy or bond.  All premiums with respect to such insurance policies have been paid (and no arrearage currently exists), and no notice of cancellation or termination has been received with respect to any such policy.  No OEM Subsidiary nor, with respect to the Business, the Company or any member of the Company Group has failed to give any notice or present any claim thereunder in due and timely fashion.  There are no pending claims against such insurance by either OEM Subsidiary, the Company or any member of the Company Group and no claims in the last three years as to which the insurers have denied coverage or otherwise reserved rights.  Section 4.20 of the Disclosure Schedule lists all claims of the Company, the Company Group or the OEM Subsidiaries related to the Business which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since January 1, 2006.

4.21           Product Warranty. Each of the Products sold, leased or delivered by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Business has no liability for replacement or correction thereof or other Losses in connection therewith, subject only to normal reserve for warranty claims, if any, set forth on the Balance Sheet and the books of the Company.  None of the Products or services sold, leased or delivered by the Business is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, true, correct and complete copies of which have been made available to Buyer.

4.22           Customers, Resellers and Suppliers. Section 4.22 of the Disclosure Schedule sets forth a correct and complete list of the top twenty customers of the Business as of the date hereof based on revenues of the Business for the year ended December 31, 2009 and of the top ten suppliers of the Business as of the date hereof based on supply costs of the Business for the year ended December 31, 2009.  There are no outstanding disputes with any such customers or suppliers of the Business, other than disputes which would not be, individually or in the aggregate, material, and no such customer or supplier has refused to do business with the Business or has stated in writing its intention not to continue to do business with or reduce its purchases whether as a result of the transactions contemplated hereby or otherwise.

4.23           Bank Accounts. Section 4.23 of the Disclosure Schedule lists all bank accounts of the OEM Subsidiaries and the authorized signatories thereon.

4.24           Investment Representations.

(a)           The Company acknowledges and understands that (i) the issuance of the Equity Consideration will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities Laws;  (ii) the issuance of the Equity Consideration is intended to be exempt from registration under the Securities Act and any other applicable securities Laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act and regulations promulgated thereunder, and, therefore, the Equity Consideration cannot be resold unless registered under the Securities Act and any other applicable securities Laws or unless an exemption from registration is available.

(b)             The Company acknowledges that Buyer and its advisors will rely on the representations and warranties of the Company contained in this Section 4.24 for purposes of determining whether the issuance of the Equity Consideration is exempt from registration under the Securities Act and any other applicable securities Laws.

(c)             The Company understands that the Equity Consideration will be characterized as “restricted securities” under the Securities Act.  In this connection, the Company represents that it is familiar with Rule 144 promulgated under the Securities Act.

(d)             The Company is acquiring the Equity Consideration solely for its own account for investment purposes and not with a view toward any distribution, except as permitted under applicable securities Laws.

(e)             The Company (i) has the financial ability to bear the economic risk of the investment in the Equity Consideration, (ii) has adequate means for providing for its current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the Equity Consideration, and (iv) can afford a complete loss of the investment in the Equity Consideration at this time and in the foreseeable future.

(f)             The Company has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Consideration and of making an informed investment decision with respect thereto.

(g)             The Company is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company that:

5.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted.

5.2           Authorization of Agreements. Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement and instrument to be executed by Buyer in connection with the consummation of the transactions contemplated hereby (the “Buyer Transaction Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each Buyer Transaction Document have been duly authorized by all necessary corporate action on behalf of Buyer.  This Agreement has been, and each Buyer Transaction Document will be, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Transaction Document when so executed and delivered will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)             The execution and delivery by Buyer of this Agreement and the Buyer Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the compliance by Buyer with the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under (i) the certificate of incorporation of Buyer, (ii) any Order of any Governmental Body applicable to Buyer or by which any of its material properties or assets are bound, or (iii) any applicable Law, other, in the case of clauses (ii) and (iii), such conflicts, violations or defaults that would not, individually or in the aggregate, prevent or delay Buyer from consummating the transactions contemplated hereby or by the Buyer Transaction Documents.

(b)             No consent, waiver, approval, authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Buyer Transaction Documents or the compliance by Buyer with any of the provisions hereof or thereof, except for such consents, waivers, approvals or authorizations the failure of which to obtain would not prevent or delay Buyer from consummating the transactions contemplated hereby or by the Buyer Transaction Documents.

5.4           Litigation. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or to prevent or delay Buyer from consummating the transactions contemplated hereby or by the Buyer Transaction Documents. There is no pending any investigation by the SEC involving Buyer or any current director or officer of Buyer (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Buyer under the Exchange Act or the Securities Act.

5.5           Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6           Financing. Buyer currently has such funds available that will be sufficient to pay the Cash Consideration and satisfy all other obligations of Buyer under this Agreement and each other Buyer Transaction Document.

5.7           Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in this Agreement (as modified by the Schedules hereto).

5.8           Capitalization of Buyer. The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock” and, together with the Buyer Common Stock, the “Buyer Capital Stock”).  At the close of business on February 22, 2010, (i) 28,686,280 shares of Buyer Common Stock and no shares of Buyer Preferred Stock were issued and outstanding, (ii)  no shares of Buyer Common Stock were held by Buyer in its treasury, and (iii) 4,950,623 shares of Buyer Common Stock were subject to issuance upon the exercise of outstanding options to purchase Buyer Common Stock granted under any Buyer Stock Plan and (iv) 267,807 shares of Buyer Common Stock were subject to issuance upon vesting of outstanding restricted stock units and 1,034,728 additional shares of the Buyer Common Stock were reserved for issuance pursuant to Buyer’s equity incentive plans.  Except as set forth above, at the close of business on February 22, 2010, no shares of capital stock or other voting securities of Buyer were issued, reserved for issuance or outstanding.  All outstanding shares of Buyer Capital Stock are, and all such shares that may be issued as Equity Consideration on the Closing Date, will be when issued, duly authorized, validly issued, fully paid and nonassessable.  There are not any bonds, debentures, notes or other indebtedness of Buyer having the right to vote on any matters on which holders of Buyer Common Stock may vote (“Buyer Voting Debt”).  Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts of any kind to which Buyer is a party or by which any of them is bound (i) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Buyer or any Voting Buyer Debt or (ii) obligating Buyer to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  There are not any outstanding Contracts of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer.

5.9           SEC Reports; Financial Statements. Buyer has filed all reports, forms or other information required to be filed by Buyer under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports before the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.10           Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Buyer, (ii) Buyer has not incurred any material liabilities (contingent or otherwise) other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) Buyer has not altered its method of accounting or the identity of its auditors, (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Buyer has not issued any equity securities, except pursuant to existing Buyer stock option and incentive plans and consistent with past practice.

5.11           Listing Requirements. Buyer has not, in the three years preceding the date hereof, received notice from The Nasdaq Stock Market, LLC to the effect that Buyer is not in compliance with the listing or maintenance requirements thereof.

ARTICLE VI

COVENANTS

6.1           Confidentiality.

(a)           The parties acknowledges that Confidential Information provided in connection with this Agreement and the transactions contemplated hereby will be subject to the Buyer Restrictive Covenant Agreement and the Company Restrictive Covenant Agreement, as applicable, which shall supersede in its entirety the confidentiality agreement between Buyer and the Company executed in connection with the transactions contemplated by this Agreement, which shall terminate on the Closing.

(b)           After the Closing, the Company and its Affiliates shall not at any time disclose to any Person other than Buyer or the OEM Subsidiaries or use any Business Intellectual Property, whether or not such information is embodied in writing or other physical form, except to the extent use of such Business Intellectual Property is permitted by the License Agreement.  The Company recognizes and agrees that all documents and objects containing any Business Intellectual Property (to the extent such documents or objects contain such Business Intellectual Property), whether developed by the Company or by someone else for the Company (except those that are licensed to the Company), will after the Closing Date become the exclusive property of Buyer.

(c)           After the Closing, the Company shall deliver within a reasonable period of time at Buyer’s expense, or make available to Buyer at the Company’s expense, all documents and other materials to the extent containing Confidential Information relating primarily to the Business, to the extent it is in physical form (including electronic form), including writings, designs, documents, records, memoranda, photographs, sound recordings, electronic and computer files, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes.  To the extent any such documents and materials contain information that relates to the Business and relates to other activities of the Company and its Subsidiaries, the parties shall work together to make the information relevant to the Business in such documentation and material available to Buyer at the Company’s expense.

(d)           The preceding obligations in this Section 6.1 to maintain information in confidence shall not apply to the extent that (i) the information is or becomes in the future public knowledge through no fault or omission of the Company, its Representatives or Affiliates, (ii) the information is lawfully revealed to the Company by a third party having the right to disclose it and license its use, or (iii) the information is required to be disclosed by Law, if Buyer have been given notice of such disclosure requirement and has had an opportunity to seek judicial relief or protection with respect to such disclosure.

6.2           Further Assurances.

(a)           The Company from time to time after the Closing Date, at Buyer’s request, will execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets, or to better enable Buyer to pay, perform or satisfy any of the Assumed Liabilities.  Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.  Notwithstanding anything contained herein to the contrary or any other agreement between the parties, if Buyer reasonably determines that any information, financial or otherwise, about the Business is required to be disclosed in its filings with the SEC, the Company shall provide such information to Buyer upon the reasonable and timely request of Buyer, and permit the disclosure of such information in Buyer’s filings with the SEC; provided, that if Buyer is required to make such a filing, Buyer shall provide the Company with the opportunity to review the portions of the filing containing such information about the Business prior to its submission and shall, upon the reasonable and timely request of the Company, submit a request for confidential treatment to the SEC with respect to the information in such filing specifically identified by the Company to be kept confidential.  Each party shall bear its own costs and expenses in compliance with this Section 6.2(a).

(b)           If within thirty (30) days after the Closing Date, Buyer identifies an Excluded Asset that it (i) reasonably determines is necessary for the operation of the Business after the Closing Date and (ii) believes in good faith either that it ought to have been classified as a Purchased Asset or Buyer should have had access to use (a “Misidentified Excluded Asset”), then Buyer shall notify the Company and Buyer and the Company shall work in good faith to negotiate the transfer of such Misidentified Excluded Asset to Buyer or agree to the terms of the applicable Buyer’s access and use.  Until the parties otherwise agree, the Buyer shall upon such notice have reasonable access to any such Misidentified Excluded Asset for its necessary use in the Business at cost on economic terms substantially similar to those in the Transition Services Agreement for a period not to exceed one hundred eighty (180) days after the Closing Date.  If Buyer and the Company Group are not able to agree with respect to either (i) the classification of such Misidentified Excluded Asset or the terms of the transfer to the Buyer of the Misidentified Excluded Asset or (ii) access and use of the benefit of such Misidentified Excluded Asset, within thirty (30) days of the relevant notice from Buyer, then Buyer’s right to access and use such Misidentified Excluded Asset shall expire one hundred eighty (180) days after the Closing Date.  If within thirty (30) days after the date hereof, the Company identifies a Purchased Asset that it (i) reasonably determines is necessary for the operation of its businesses after the Closing Date and (ii) believes in good faith ought to have been classified as an Excluded Asset or the Company or the Company Group should have had access to use (a “Misidentified Purchased Asset”), then the Company shall notify Buyer and the Company and Buyer shall work in good faith to negotiate the transfer of such Misidentified Purchased Asset to the Company or agree to the terms of the Company’s access and use after the Closing Date.  Until the parties otherwise agree, the Company shall upon such notice have reasonable access after the Closing Date to any such Misidentified Purchased Asset for such necessary use in the other businesses of the Company at cost on economic terms substantially similar to those in the Transition Services Agreement for a period not to exceed one hundred eighty (180 days after the Closing Date.  If the Company and Buyer are not able to agree with respect to either (i) the classification of such Misidentified Purchased Asset or the terms of the transfer to the Company of the Misidentified Purchased Asset or (ii) access and use of the benefit of such Misidentified Purchased Asset, within thirty (30) days of the relevant notice from the Company, then the Company’s right to access and use such Misidentified Purchased Asset shall expire one hundred (180) days after the Closing Date.

6.3           Public Announcements. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to the terms of this Agreement without prior written approval of the other parties as to the timing and content of any such announcement or other communication.  Notwithstanding the foregoing, nothing contained herein shall prevent any party from promptly making all filings with Governmental Bodies as may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, Buyer’s filing of a Current Report on Form 8-K with respect to the executing and delivery of this Agreement, so long as (i) such party, promptly upon learning of such requirement, notifies the other party of such requirement and consults with the other party regarding the content of such disclosure and (ii) in the event of a filing by Buyer of a Current Report on Form 8-K, Buyer shall provide the Company with the opportunity to review the portions of the filing containing information about the Business prior to its submission and shall, upon the reasonable and timely request of the Company, submit a request for confidential treatment to the SEC with respect to the information in such filing specifically identified by the Company to be kept confidential.  Each of Buyer and the Company shall use commercially reasonable efforts to ensure that its and its Affiliates’ representatives comply with the undertakings in this Section 6.3; provided, however, that, in any event, each of Buyer and the Company shall be responsible for any breach of the terms hereof by any of its Affiliates or its or their representatives.

6.4           Disclosure Schedule. The Company may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to each other applicable Section in this Agreement if it is reasonably apparent from the disclosure that it applies to another Section.  Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, which the Company represents, except as otherwise set forth herein or in the Disclosure Schedule, true, complete and correct copies of which have been made available to Buyer.  No disclosure in any Disclosure Schedule relating to any possible breach or violation of any Contract, permit or applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

6.5           Litigation Support. In the event and for so long as either party to this Agreement actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement other than any such action between the parties, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, including reimbursement of the reasonable cost of time spent by the employees of the party making such employees available (unless the contesting or defending party is entitled to indemnification therefor under Article IX below).

6.6           Maintenance of Books and Records. The Company shall, and the Company shall cause each member of the Company Group to, and Buyer shall, and Buyer shall cause each of the OEM Subsidiaries to, preserve until the seventh (7th) anniversary of the Closing Date all books and records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business before the Closing Date.  The Company and the Company Group shall promptly deliver to Buyer any books and records discovered after the Closing Date but that were not delivered to Buyer at the Closing.  After the Closing Date, where there is a legitimate purpose, each party shall provide the other party and its representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided, further, as to so much of such information as constitutes trade secrets or Confidential Information of such party, the requesting party, its Affiliates, officers, directors and representatives will keep such information confidential, except (i) with the prior written consent of such party, which consent shall not be unreasonably withheld, (ii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives or (iii) for a disclosure that is required by Law or a securities exchange or in connection with a filing by the requesting party under federal or state securities Laws or is reasonably believed to be so required.  Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 60th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the cost and expense of the objecting party.

6.7           Discharge of Business Obligations. From and after the Closing Date, the Company and the Company Group shall pay and discharge, in accordance with past practice but not less than on a timely basis, all liabilities of the Company and the Company Group that are Excluded Liabilities.

6.8           Payments Received. The Company and the Company Group, on the one hand, and Buyer and the OEM Subsidiaries, on the other hand, each agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including any insurance proceeds, and will account to the other for all such receipts.  From and after the Closing, Buyer shall have the right and authority to endorse the name of the Company or any member of the Company Group on any check or any other evidences of Debt received by Buyer on account of the Business and the Purchased Assets transferred hereunder, and Buyer shall reimburse the Company and each member of the Company Group for any direct damages arising out of or resulting from the Buyer’s improper exercise of the right and authority set forth in this sentence.

6.9           Securities Laws Matters. In connection with any transfer of the Equity Consideration other than pursuant to an effective registration statement, the Company may require Buyer, if applicable and at its expense, to provide to the Company with an opinion of counsel to the effect that such transfer of the Equity Consideration is exempt from registration under the Securities Act.  As long as the Company owns any the Equity Consideration, Buyer covenants to use reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Buyer after the date hereof pursuant to the Exchange Act.  Buyer further covenants that Buyer will use reasonable efforts to take such further action as the Company may reasonably request, all to the extent required from time to time to enable such person to sell the Buyer Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

6.10           Lock-Up Agreement. The Company hereby acknowledges and agrees that it will not offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Buyer Common Stock received as a part of the Equity Consideration (collectively, the “Lock-Up Shares”) for a period commencing on the date hereof and ending 180 days after the date hereof (the “Lock-Up Period”), without the prior written consent of Buyer (which consent will not be unreasonably withheld). The foregoing restrictions are expressly agreed to preclude the Company from engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.  Notwithstanding the agreement not to make any offers, sales, transfers or dispositions of the Lock-Up Shares during the Lock-Up Period, the Buyer has agreed that the foregoing restrictions shall not apply to transfers of the Lock-Up Shares to any Subsidiaries of the Company; provided, however, that in the case of such a transfer or distribution each transferee or distributee shall sign and deliver a letter agreement agreeing to the restrictions contained in this Section 6.10.

6.11           Proportional Voting.  For so long as the Company or any of its controlled Affiliates owns any of the shares of Buyer Common Stock received as part of the Equity Consideration, the Company agrees and covenants to vote, and, to the extent applicable, to cause any controlled Affiliate of the Company to vote, all of such shares held by the Company and any controlled Affiliate of the Company in the same proportion as all votes cast by holders of the Buyer Common Stock on any matters to be voted on by the stockholders of Buyer.

6.12           Name Change of OEM Subs.  As promptly as practicable after the Closing Date, Buyer shall take all actions necessary to rename the Dutch Sub and the Finnish Sub to names not using the “SafeNet” and “SFNT” names or any similar names.  The Company, at Buyer’s request, will reasonably cooperate with Buyer to execute any documents or other instruments that are necessary to effect such name changes.

6.13           Exclusive Dealer Agreement.  The Company hereby names Buyer as the Company’s exclusive dealer for the products set forth on Section 6.13 of the Disclosure Schedule (the “Distribution Products”) and the Company covenants that it will not distribute the Distribution Products, directly or indirectly, other than through Buyer.  The parties agree that Buyer shall pay to the Company forty percent (40%) of the net sales price arising from the sale of any Distribution Products.  The parties further agree to immediately negotiate in good faith an exclusive dealer agreement that will contain other customary terms and conditions including, without limitation, representations, indemnities, intellectual property, and the like.

ARTICLE VII

TAX MATTERS

7.1           Tax Representations.

(a)           The Company represents and warrants to Buyer that, except as disclosed in the Disclosure Schedule:

(i)           The Company, the members of the Company Group and the OEM Subsidiaries have timely paid all Taxes payable by them which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred with respect to a Pre-Closing Tax Period which will have been required to be paid on or prior to the date hereof.

(ii)           All Tax Returns filed by the Company and the members of the Company Group related to the Business and the OEM Subsidiaries are true, complete and correct in all respects.

(iii)           The Company and the members of the Company Group (with respect to the Business) and the OEM Subsidiaries have duly and timely filed all Tax Returns with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings).

(iv)           All Taxes which the Company and the members of the Company Group (with respect to the Business) and each OEM Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of (x) the Company in accordance with GAAP or (y) the applicable OEM Subsidiary in an adequate manner.

(v)           There have been no audits or examinations by any Governmental Body related to Taxes of the OEM Subsidiaries or related to the conduct of the Business by the Company or members of the Company Group nor has the Company, members of the Company Group or any of the OEM Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(vi)           No adjustment relating to Tax Returns has been proposed formally or informally by any Governmental Body (insofar as either relates to the activities or income of the Business or any OEM Subsidiary) and no basis exists for any such adjustment.

(viii)           There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any member of the Company Group relevant to the Business or any OEM Subsidiary.

(viii)           Neither the Company or the Company Group (with respect to the Business) nor any OEM Subsidiary is bound by any contractual obligation requiring the indemnification or reimbursement of any Person with respect to the payment of any Tax.

(ix)           No claim has ever been made by any Tax Authority in a jurisdiction where the Company or any member of the Company Group (with respect to the Business) or any OEM Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction or may be required to file a Tax Return in that jurisdiction.

(x)           All formal or informal Tax sharing, Tax allocation and Tax indemnity arrangements, if any, will terminate prior to Closing and neither OEM Subsidiary will have any liability thereunder on or after Closing.

(xi)           No item of income or gain reported for financial purposes in any Pre-Closing Tax Period will be required to be included in taxable income of either OEM Subsidiary for a Post-Closing Tax Period except to the extent, if any, that an appropriate deferred tax liability has been accrued for such item for financial purposes in such Pre-Closing Tax Period.

(xii)           Neither OEM Subsidiary will have any taxable income or gain as a result of prior intercompany transactions that have been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement.

(xiii)           The provisions for Taxes reflected on the Balance Sheet (as taxes payable or accrued taxes), is sufficient to cover all liabilities in respect of Taxes for all periods through the date of such Balance Sheet.

(xiv)           No powers of attorney or other authorizations are in effect that grant to any person the authority to represent either OEM Subsidiary in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

(xv)           Neither the Company nor any member of the Company Group (with respect to the Business) or any OEM Subsidiary has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(b)           Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that the representations and warranties in this Section 7.1 are made only with respect to Pre-Closing Tax Periods.  The Company makes no representations or warranties regarding any Tax positions taken on or after the Closing Date.

7.2           Tax Cooperation and Other Tax Matters.

(a)             Buyer and the Company shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Buyer and the Company shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date.  Buyer and the Company shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes for a Pre-Closing Tax Period involving the Business or the Purchased Assets.  Following the Closing, Buyer shall be responsible for properly preparing or causing to be prepared all Tax Returns required to be filed by the OEM Subsidiaries.

(b)             All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Company and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.

(c)             In any case in which a Tax with respect to the Business or any OEM Subsidiary is assessed with respect to a taxable period which begins before the Closing Date and ends after the Closing Date, the resulting Tax obligation shall be allocated (i) to the Company for the period up to and including the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date.  Any allocation of Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the OEM Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances, deductions (including depreciation and amortization deductions) or any Taxes (such as property or similar Taxes) that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)             Any stamp duty, transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be borne 50% by the Company and 50% by Buyer.

(e)             With respect to all Business Employees that are subject to U.S. Federal payroll taxes or informational reporting, the Company and Buyer shall report for Federal payroll tax and informational reporting purposes on a predecessor/successor basis under the “Standard Procedure” under Section 5 of IRS Revenue Procedure 2004-53, 2004-2 C.B. 320.

7.3           Indemnification for Taxes. The Company shall be liable for, shall pay or cause to be paid and shall indemnify and hold Buyer and each OEM Subsidiary and their Affiliates and Representatives, from any and all Taxes, interest and penalties, and other Losses if any, arising out of or based upon or for or in respect of each of the following: (a) any and all income Taxes (or franchise or other Taxes measured by net income) with respect to the Business and each OEM Subsidiary for any taxable period (or any partial period) ending on or before the Closing Date, (b) any and all income Taxes (or franchise or other Taxes measured by net income) resulting solely from an OEM Subsidiary having been included in any consolidated, combined or unitary tax return that included the Company for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations, (c) any and all other Taxes with respect to the Business and any OEM Subsidiary for any Tax period ending on or prior to the Closing Date or with respect to periods beginning before the Closing Date and ending after the Closing Date to the extent allocated to the Company pursuant to Section 7.2 and not previously paid or not reflected as a Tax accrued or currently payable on the Final Closing Date Statement as finally determined, and (d) any breach of the representations or warranties set forth in Section 7.1.

ARTICLE VIII

EMPLOYEES

8.1           Employee Benefit Representations. The Company represents and warrants to Buyer that, except as disclosed in Section 8.1 of the Disclosure Schedule:

(a)             Section 8.1(a) of the Disclosure Schedule contains a true and complete list of each Employee Benefit Plan and each Foreign Plan.  The Company and each OEM Subsidiary has provided correct and complete copies of the SafeNet 401(k) Plan and each Foreign Plan maintained, sponsored or contributed to by the OEM Subsidiaries, including all governing plan documents, summary plan descriptions, and IRS determination letters, if applicable.

(b)             Neither the Company nor any of the Company’s ERISA Affiliates have at any time sponsored, been a party to, contributed to, or had any liability or obligation with respect to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j)), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)), or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)).  Neither the Company nor any of the Company’s ERISA Affiliates have incurred any liability under Title IV of ERISA.  Neither the Company nor its ERISA Affiliates have maintained in the past nor currently maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B.

(c)             Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date and has been maintained pursuant to a document that has received a favorable opinion or determination letter from the Internal Revenue Service.  Each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

(d)             Each Employee Benefit Plan complies and has been administered in accordance with its terms and all Laws, including ERISA and the Code, in all material respects.  Each Employee Benefit Plan is, and has been, operated and administered in material compliance with the appropriate written plan documents.  There are no pending investigations by any Governmental Body involving any Employee Benefit Plan and, to the Knowledge of the Company, no threatened or pending claims against any Employee Benefit Plan (except for claims for benefits payable in the normal operation of the Employee Benefit Plan).  All contributions to, and payments from, each Employee Benefit Plan have been timely made.

(e)             All Foreign Plans that are defined benefit plans, defined contribution plans or employee welfare plans of the OEM Subsidiaries are in compliance, in all material respects, with and have been administered in accordance with, their terms and in compliance, in all material respects, with all applicable requirements of law, including Tax laws.  The pension plan for employees of SafeNet, B.V. is a defined-contribution plan, is funded solely through the purchase of insurance contracts from Achmea Avero, Interpolis and Zwitserleven, the accrued benefit of a participant under this pension plan is equal to the value of his insurance contract, and any investment risk under a participant’s insurance contract is borne by the participant.  All premium contributions required to be made to each insurance company with respect to the pension plan for employees of SafeNet, B.V., under the terms of the applicable insurance contract as of the Closing Date have been made or have been properly accrued on the Current Assets and the Total Liabilities of the Business as of the Closing Date.  The pension benefit for employees of SFNT Finland OY is mandated by the Government of Finland.  SFNT Finland Oy’s premium contribution obligations in connection with such pension benefit are determined by the Kansaneläkelaitos and this pension benefit is funded solely through premium contributions payable to the Kansaneläkelaitos.  All premium contributions required to be made to the Kansaneläkelaitos as of the Closing Date have been made or have been properly accrued on the Current Assets and the Total Liabilities of the Business as of the Closing Date.  With respect to all other Foreign Plans that cover Transferred Employees, the Company shall retain all obligations and liabilities under or relating to such Foreign Plans, and Buyer shall assume none thereof.

(f)             None of the Foreign Plans obligate an OEM Subsidiary to provide any employee or former employee, director or contractor or their spouses, family members or beneficiaries, any retirement pay, post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits in excess of those required under applicable Law.

(g)             The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any Business Employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the vesting or acceleration of the time of payment of any award or entitlement under any Employee Benefit Plan or Foreign Plan.

(h)             Except as set forth in Section 8.1(h) of the Disclosure Schedule, no Foreign Plans offer severance benefits in excess of those required by applicable Law.

(i)             Except as set forth in Section 8.1(i) of the Disclosure Schedule, no employee of an OEM Subsidiary and no other Transferred Employee is entitled to any payment by reason of a change in ownership of the OEM Subsidiaries, or a bonus (e.g., a retention bonus) for continuing employment through a certain date.

(j)             With respect to the Foreign Plans, there are no unaccrued liabilities.

8.2           The Company’s Employee Benefit Plans.

(a)             Notwithstanding anything in this agreement to the contrary, except as provided in Section 2.3(b), the Company shall retain all obligations and liabilities under or relating to the Employee Benefit Plans, and Buyer shall assume none thereof.

(b)             The Company shall be responsible for satisfying obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, to provide continuation coverage and notice of such coverage to individuals located in the United States and their eligible dependents who suffer a “qualifying event” on or before the Closing Date, including the closing of the transactions contemplated by this Agreement.

8.3           Employee Matters.

(a)             On the Closing Date, the Company and the Buyer shall agree on, and the Company will provide, an updated list of all Business Employees.  Effective as of the Closing Date, Buyer shall offer employment to each Business Employee (other than (i) any individual not in active employment as of the Closing Date, including, but not limited to, any individual on leave for any reason or (ii) employees employed with the Dutch Sub or the Finnish Sub on the Closing Date) at no less than such Business Employee’s then current annual rate of compensation and bonus opportunity and on such other terms and conditions as are provided to similarly-situated employees of Buyer.  Business Employees who accept Buyer’s offer of employment (other than employees employed with the Dutch Sub or the Finnish Sub on the Closing Date) are referred to as “Transferred Employees.”  The employees employed with the Dutch Sub and the Finnish Sub on the Closing Date will continue their current employment arrangement, with the same terms and conditions as are applicable on the Closing Date.

(b)             Subject to the terms of the Transition Services Agreement, Buyer shall be responsible for all salaries, wages, bonuses, sales commissions, vacation pay, paid time off, payroll taxes liabilities, severance obligations, and other liabilities, obligations and commitments with respect to the Transferred Employees arising after the Closing Date.

(c)             With respect to any Transferred Employee (and beneficiaries thereof) who was covered by a medical, dental or health plan maintained by the Company or its controlled Affiliates (the “Old Coverage”) immediately before the Closing Date (each, a “Covered Individual”), Buyer shall use commercially reasonable efforts to cause its benefits providers to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Covered Individual under Buyer’s or its Affiliates’ group health coverage, other than conditions, exclusions or waiting periods that are already in effect with respect to any such Covered Individual under the Old Coverage that have not been satisfied as of the date such new coverage is put in place, and (ii) provide each such Covered Individual with credit for any deductibles and co-payments applied or made with respect to him or her under the Old Coverage (to the same extent that such credit was given under such Old Coverage prior to the date such new coverage was put in place) in satisfying any applicable deductible or out-of-pocket requirements under any such plans in which such individuals may be eligible to participate after the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in an unintended duplication of benefits.

(d)             Buyer shall, or shall cause its Affiliate to, provide benefits to each Transferred Employee that are no less favorable than the benefits being provided to similarly situated employees of Buyer on the Closing Date for a period of one year after the Closing Date, as long as such Transferred Employee remains an employee of Buyer or its Affiliates during such period.

(e)             Buyer shall, and shall cause its Affiliates to, give the Transferred Employees full credit for purposes of eligibility and vesting under the employee benefit plans and arrangements (including employee benefit plans within the meaning of Section 3(3) of ERISA, paid time off accruals, short-term disability programs and severance plans or arrangements) maintained or sponsored by Buyer or any of its Affiliates in which the Transferred Employees participate on or after the Closing Date for services rendered by such employees to the Company or its controlled Affiliates before the Closing Date, except to the extent such credit would result in an unintended duplication of benefits.  Other than benefit accruals for paid time off, no service credit shall be provided for purposes of benefit accruals under any of Buyer’s employee benefit plans.

(f)             As soon as practicable after the Closing Date, Buyer shall, and shall cause its Affiliates to, with respect to each Transferred Employee, permit each such employee to elect to rollover his or her account balance (in the form of cash and notes associated with plan loans) from any Employee Benefit Plan that is qualified under Section 401(a) of the Code in which such employee participated before the Closing Date to a defined contribution plan that is qualified under Section 401(a) of the Code and sponsored by Buyer or one of its Affiliates after the Closing Date (the “Receiving Plan”); provided, that (i) such distributions are eligible rollover distributions as defined in Section 402(c)(4) of the Code, (ii) such rollovers do not conflict with the terms of the Receiving Plan, and (iii) such rollovers will not cause unreasonable administrative hardship for the Receiving Plan.  Buyer shall take or cause to be taken all reasonable actions necessary and desirable to effect this Section 8.3(f).

(g)             To the extent that any Business Employee does not become an employee of Buyer or its Affiliates as of the Closing Date pursuant to Buyer’s offer of employment (the “Remaining Employees”), the Company will not, and will cause its controlled Affiliates not, to take any action primarily intended to cause the Remaining Employees not to become employees of Buyer or its Affiliates pursuant to Buyer’s offer of employment.  Furthermore, for as long as such Remaining Employees are employees of the Company or the Company Group after the Closing Date, the Company shall, or shall cause its controlled Affiliates to, use commercially reasonable efforts to cause each Remaining Employee to continue to provide services to the Business in the ordinary course and consistent with past practices until the earlier of (i) the date which the Remaining Employee becomes an employee of Buyer or its Affiliates pursuant to Buyer’s offer of employment and (ii) six (6) months after the Closing Date; provided, that Buyer shall reimburse the Company or its controlled Affiliates for all reasonable employee related costs of the Remaining Employee during the period for which the Remaining Employee is providing services to the Business.

(h)             This Agreement is not intended by the parties to constitute a plan amendment to or create any obligations of the parties with respect to any Employee Benefit Plan or Foreign Plan.

(i)             The determination of the 2009 bonuses owing to the Transferred Employees shall be made by the Company pursuant to the terms of the applicable bonus plan.  Buyer shall provide any information necessary to calculate such 2009 bonuses to the Company upon the Company’s request.  Buyer shall pay all 2009 bonuses owing to the Transferred Employees to the extent such bonuses were reserved for or reflected on the Final Closing Date Statement.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations, Warranties and Covenants. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations and warranties made hereunder or under the Collateral Agreements and the covenants and agreements of Buyer and the Company contained in this Agreement to be performed prior to Closing shall survive the Closing for a period of 24 months from the Closing Date, except those representations and warranties set forth in Section 7.1 (Tax Representations), which shall survive thirty (30) days after the expiration of the applicable statute of limitations, and in Section 4.11 (Intellectual Property) and Section 8.1 (Employee Benefits Representations), which shall survive until the third anniversary of the Closing Date, and except those representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreements), the first three sentences of Section 4.4 (Ownership of Purchased Assets), Section 4.5 (Subsidiaries) and Section 4.6 (Capitalization), which shall survive without expiration; provided, however, that as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before the end of such period, survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

9.2           Indemnification by the Company.

(a)           Subject to the other provisions of this Article IX, from and after the Closing, the Company shall indemnify and hold Buyer, the OEM Subsidiaries and each of their Representatives (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all claims, demands, losses, liabilities, damages or expenses, including interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation and defense (including the reasonable cost of time spent by employees) (individually, a “Loss” and, collectively, “Losses”) incurred or suffered by the Buyer Indemnified Parties and resulting from or arising out of any:

(i)           breach of the representations or warranties made by the Company in this Agreement, any Collateral Agreement or any schedule or exhibit hereto or thereto;

(ii)           breach of any covenant or agreement on the part of the Company applicable to the period after Closing made in this Agreement or any Collateral Agreement (subject to any applicable limitations provided in any Collateral Agreements); and

(iii)           Excluded Liability.

(b)           Buyer shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, but the amount expended to mitigate a Loss shall be included in the amount of the Loss subject to indemnification.  No liability accrued for on the Final Closing Date Statement shall be the subject of an indemnification claim, to the extent of the accrual.

9.3           Indemnification by Buyer.

(a)             Subject to the other provisions of this Article IX, from and after the Closing, Buyer hereby agree to indemnify and hold the Company harmless from and against any and all Losses incurred or suffered by the Company and resulting from or arising out of any:

(i)           breach of the representations or warranties made by Buyer in this Agreement, any Collateral Agreement, or any schedule or agreement hereto or thereto;

(ii)           breach of any covenant or agreement on the part of Buyer made in this Agreement or in any Collateral Agreement (subject to any applicable limitations provided in any Collateral Agreements);

(iii)           Assumed Liabilities; and

(iv)           Buyer’s ownership or operation of the Business from and after the Closing Date (except to the extent arising out of an Excluded Liability).

(b)             The Company shall take and shall cause its controlled Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, but the amount expended to mitigate a Loss shall be included in the amount of the Loss subject to indemnification.

9.4           Claim Procedures.

(a)             Any party seeking indemnification pursuant to this Article IX (the “Indemnified Party”) shall promptly notify in writing (an “Indemnity Notice”) the other party or parties from whom such indemnification is sought (the “Indemnifying Party”) of the Indemnified Party’s assertion or a third party’s assertion of any claim with respect to which the indemnification provisions set forth in this Article relate, providing in reasonable detail the facts giving rise to such claim, a statement of the Indemnified Party’s Loss to the extent then known, and an estimate of the amount of Losses that the Indemnified Party reasonably anticipates it will suffer or incur (provided that the Indemnifying Party shall not be liable for any fees or expenses that could have been avoided before its receipt of the Indemnity Notice).

(b)             With respect to any third party claim for which an Indemnified Party is seeking indemnification hereunder (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense thereof.  The Indemnifying Party may also assume the defense of any Third Party Claim with counsel selected by it.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, subject to the other provisions of this Section 9.4, not be liable to any Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, absent the exceptions noted below.  If the Indemnifying Party assumes such defense, each Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (subject to the following sentence), separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel (and not any fees and expenses allocated to any internal counsel) employed by all Indemnified Parties (which outside counsel shall be reasonably acceptable to the Indemnifying Party) (i) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Parties shall have failed to give notice of the Third Party Claim as provided above) or (ii) if the Indemnified Parties are advised by counsel reasonably satisfactory to the Indemnifying Party that there exists any actual or potential conflict of interests between the Indemnifying Party and the Indemnified Parties.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the Indemnifying Party assumes the defense of a Third Party Claim, each Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.  If the Indemnifying Party assumes the defense of a Third Party Claim, each Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim (A) that the Indemnifying Party may recommend, (B) that does not encumber any assets of such Indemnified Party or impose any equitable remedy or other restriction or condition that would adversely affect such Indemnified Party or the conduct of such Indemnified Party’s business, (C) that does not require the Indemnified Party to provide a third party a license to use a Purchased Asset or asset of an OEM Subsidiary or otherwise waive or modify a material legal right, and (D) that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases such Indemnified Party completely in connection with such Third Party Claim.

9.5           Limitations on Indemnification Obligations.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be liable for any Losses pursuant to this Agreement arising out of or based upon any breach of a representation or warranty made in or pursuant to this Agreement, any Collateral Agreement, or any schedule or agreement hereto or thereto to the extent such Losses, in an aggregate amount, if added to all other amounts paid as indemnification payments by the Company (x) for breaches of representations or warranties in this Agreement, any Collateral Agreement, or any schedule or agreement hereto or thereto and (y) under the Business IP Licensing Agreement, the SafeNet Mark Licensing Agreement and the Sentinel Licensing Agreement, would exceed $2,837,500 (the “Cap”); provided, however, that the foregoing limitation shall not apply to breaches of representations and warranties set forth in Section 4.1, Section 4.2, the first three sentences of Section 4.4, Section 4.5, Section 4.6, Section 4.17 and Section 7.1, the liability in respect of any such breach to be capped at the amount of the Purchase Price actually paid in cash to the Company.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to indemnify Buyer for any Losses pursuant to this Agreement arising out of or based upon any breach of a representation or warranty made in or pursuant to this Agreement, any Collateral Agreement, or any schedule or agreement hereto or thereto unless (i) each such individual Loss or series of related Losses is at least $5,000 (all Losses and series of related Losses less than such amount, an “Excluded Claim”), and (ii) until the aggregate amount of all such Losses (excluding all Excluded Claims) for which Buyer is otherwise entitled to indemnification pursuant to Section 9.2(a)(i) exceeds $113,500 (the “Deductible”), upon which the Company shall be liable for all Losses other than Excluded Claims from the first dollar of Loss (but not to exceed, in the aggregate for all Losses, the Cap as set forth in Section 9.5(a)), except that the Deductible shall not apply to breaches of representations and warranties set forth in Section 4.1, Section 4.2, the first three sentences of Section 4.4, Section 4.5, Section 4.6, Section 4.17 and Section 7.1.  For the avoidance of any doubt, no Excluded Claim shall be included in the determination of whether the Deductible has been exceeded.

(c)           For purposes solely of calculating Losses in connection with a claim for indemnification under this Article IX, each of the surviving representations and warranties that contains any qualifications as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were not such qualifications, and any such qualifications shall be disregarded for purposes of this Article IX.  For purposes of clarification, the amount of Losses for which an Indemnified Party may be entitled to recover pursuant to this Article IX in respect of a breach by an Indemnifying Party, as determined by a court of competent jurisdiction, of a surviving representation or warranty that is qualified by “materiality” or Material Adverse Effect shall not be reduced solely due to the fact that such representation or warranty was so qualified; provided, however, that neither the terms of this sentence nor any other provision hereunder shall have the effect of changing, amending or modifying any representation or warranty contained in this Agreement (or any other term or provision contained in this Agreement) for any purpose hereunder, including whether any breach of any such representation or warranty qualified by “materiality” or “Material Adverse Effect” hereunder is subject to the limitations or thresholds set forth in this Article IX; and provided further, however, that any representation or warranty hereunder that is qualified by “materiality” or “Material Adverse Effect” shall remain so qualified when determining whether any such representation or warranty was breached.

(d)           In no event shall any party have any liability pursuant to this Article IX for any consequential, special, incidental, indirect or punitive damages, lost revenue, profits or income, diminution in value, loss of business reputation or opportunity or similar costs unless awarded to a third party in a Third Party Claim.

9.6           Additional Indemnification Provisions. With respect to the indemnification obligation set forth in this Article XI: (a) all Losses shall be net of any third-party insurance proceeds recovered in cash, net of directly related premium adjustments, by the Indemnified Party in connection with the facts giving rise to the right of indemnification, and (b) each party shall use reasonable efforts to mitigate any Losses for which that party seeks indemnification pursuant to this Article IX.  In any case where an Indemnified Party recovers from a third party any amount in respect of a matter for which an Indemnifying Party has previously indemnified it pursuant to this Article IX, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.  Upon payment in full of any such amounts recovered, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person (other than an Indemnified Party) with respect to the subject matter of such claim.  Any Indemnified Party shall assign or otherwise reasonably cooperate with the Indemnifying Party to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

9.7           Exclusive Remedy. Except for the availability of injunctive relief, the Company, Buyer acknowledges and agrees that, from and after the Closing Date, the indemnification provisions of this Article IX shall, in the absence of fraud, be the sole and exclusive remedies of the Company and Buyer, respectively, for any breach of the representations or warranties in this Agreement, any Collateral Agreement or any schedule or exhibit hereto or thereto for any failure to perform or comply with any covenants or agreements contained herein, therein or otherwise with respect to the subject matter of this Agreement or any Collateral Agreement.  In furtherance of the foregoing, each party hereto hereby waives, on behalf of itself and its Affiliates any and all rights, claims and causes of action they may have against the other parties hereto and their Affiliates from and after the Closing Date, other than any rights, claims or causes of action arising out of fraud or intentional misconduct, arising under or based upon any applicable Law or otherwise, with respect to the subject matter of this Agreement except pursuant to the indemnification provisions set forth in this Article IX.

9.8           Adjustment to Purchase Price. Any indemnification payment hereunder shall be treated as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1           Buyer Review. Buyer has reviewed and has had access to all documents, records and information which it has requested to review, and have had the opportunity to ask questions, in connection with their decision to enter into this Agreement, and to consummate the transactions contemplated hereby.  In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Buyer has not relied upon, and Buyer expressly waives and releases the Company from any liability for any claims relating to or arising from any representation, warranty, statement, advice, document, projection or other information of any type provided by the Company or any of its Affiliates or any of their representatives, except for those representations and warranties expressly set forth in this Agreement (as modified by the Schedules), any Collateral Agreement or in any other Company Transaction Document.

10.2           Expenses. Except as otherwise provided in this Agreement, the parties shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Transaction expenses of the OEM Subsidiaries shall be paid by the Company.

10.3           Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court pursuant to Section 10.5, this being in addition to any other remedy to which they may be entitled, at law or in equity.

10.4           Further Assurances. The parties each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.5           Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.8.

10.6           Entire Agreement; Amendments and Waivers.

(a)           This Agreement (including the schedules and exhibits hereto) constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(b)           This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

10.7           Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction, and also in accordance with U.S. federal law to the extent applicable.

10.8           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

SafeNet, Inc.
4690 Millennium Drive
Belcamp, MD 21017
Attn: General Counsel
Telephone No.: (443) 327-1262
Facsimile: (443) 283-4046

With a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103-6996
Attention: Neil K. Haimm
Telephone No.: (215) 988-2612
Facsimile: (215) 988-2757

If to Buyer to:

AuthenTec, Inc.
100 Rialto Place, Suite 100
Melbourne, FL 32901
Attention:  General Counsel
Telephone No.: (321) 308-1300
Facsimile: (321) 308-1410

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:  W. Scott Ortwein
Telephone No.: (404) 881-7000
Facsimile: (404) 881-7777

10.9           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.10           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that Buyer may assign its right to purchase Assets or delegate the duty to assume Assumed Liabilities in whole or in part to any Affiliate without the consent of the Company, but without releasing Buyer from any of its obligations hereunder.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

10.11           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12           Time of Essence. Time is of the essence for each and every provision of this Agreement.

10.13           No Third Party Beneficiaries. Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including the right of any Transferred Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with the Company, the Company Group, OEM Subsidiaries (after the Closing) or Buyer.

10.14           Civil Law Notary. The Parties are aware of the fact that the Civil Law Notary works with NautaDutilh, the firm that advises the Company in the transactions contemplated by this Agreement.  With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organization (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Civil Law Notary shall execute any notarial deeds related to this Agreement and (ii) that the Company is assisted and represented by NautaDutilh in relation to this Agreement and the Company Transaction Documents, or disputes that may arise, in connection therewith.

10.15           Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)           Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(c)           Exhibits/Schedules.  Unless otherwise noted, “Exhibit” shall refer to exhibits to this Agreement and “Schedule” shall refer to schedules to this Agreement.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)           Headings.  The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)           Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)           Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[The Remainder Of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THE COMPANY:

SAFENET, INC.

By:_____________________________
Name:
Title:

BUYER:

AUTHENTEC, INC.

By:_____________________________
Name:
Title: